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                                               Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-87512
                                                   Registration No. 333-87512-01
PROSPECTUS

                                  $200,000,000
                            Commerce Capital Trust II
                  5.95% Convertible Trust Preferred Securities

                    (liquidation amount $50.00 per security) guaranteed to the extent described herein by, and convertible into the common stock of,

                             [Commerce Bancorp logo]
                               ------------------
         Commerce Capital Trust II, a Delaware statutory business trust, referred to herein as "the trust" issued 5.95% Convertible Trust Preferred Securities (the "trust preferred securities") (liquidation amount $50 per trust preferred security) in a private placement in March 2002. Each of the trust preferred securities represent an undivided beneficial interest in the assets of the trust. Commerce Bancorp owns all of the trust's common securities. The trust's only assets are the junior subordinated convertible debentures issued to it by Commerce Bancorp having substantially the same payment terms as the trust preferred securities.

         Selling securityholders will use this prospectus to sell the trust preferred securities, junior subordinated convertible debentures, Commerce Bancorp common stock, and guarantee referred to in this prospectus at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The securities may be sold by the selling securityholders directly to purchasers or through agents, underwriters or dealers. If required, the names of any agents, underwriters or dealers involved in the sale of the securities, and the agent's commission, dealer's purchase price or underwriter's discount, if any, will be provided in supplements to this prospectus. The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. Commerce Bancorp is responsible for the payment of all other expenses incident to the offer and sale of the securities.

                 Distributions on the Trust Preferred Securities:

         Distributions on the trust preferred securities accumulate from the date of initial issuance (March 11, 2002) and are paid quarterly in arrears on June 15, September 15, December 15 and March 15 of each year, commencing on June 15, 2002. Distributions may be deferred for up to 20 consecutive quarterly periods, but not beyond the maturity date of the junior subordinated convertible debentures held by the trust. The junior subordinated convertible debentures will mature on March 11, 2032.

                Convertibility of the Trust Preferred Securities:

         Holders may convert their trust preferred securities into 0.9478 shares of Commerce Bancorp common stock per trust preferred security subject to adjustment, if (1) the closing sale price of Commerce Bancorp common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter beginning with the quarter ending June 30, 2002 is more than 110% of the trust preferred securities conversion price then in effect on the last day of such calendar quarter, (2) the assigned credit rating by Moody's of the trust preferred securities is at or below Bal,
(3) the trust preferred securities are called for redemption, or (4) specified corporate transactions have occurred.

         Commerce Bancorp's common stock is listed on the New York Stock Exchange under the symbol "CBH." The last reported sales price of Commerce Bancorp common stock on the New York Stock Exchange on May 9, 2002 was $48.95 per share. The Commerce Bancorp common stock issuable upon conversion of the trust preferred securities has been reserved for listing on the New York Stock Exchange. The trust preferred securities do not currently qualify for listing on the New York Stock Exchange. We do not intend to apply to list the trust preferred securities on the New York Stock Exchange or any other exchange or market even if they do qualify for listing in the future.

      Redemption of Trust Preferred Securities at the Option of the Trust:

         The trust preferred securities may not be redeemed prior to March 11, 2005, except that they may be redeemed at any time upon the occurrence of certain special events. The trust preferred securities may be redeemed in whole or in part: (1) on or after March 11, 2005 if the closing price of Commerce Bancorp's common stock for 20 trading days in a period of 30 consecutive trading days exceeds 120% of the then prevailing trust preferred securities conversion price or (2) on or after March 11, 2012.

         See "Risk Factors" beginning on page 12 to read about risks you should consider before investing in the trust preferred securities.

         These securities are not deposits or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------
                  The date of this prospectus is May 10, 2002.

         In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.



                                              Table of Contents

Prospectus Summary................................................................................................4
Risk Factors.....................................................................................................12
Forward-Looking Statements and Cautionary Factors................................................................18
Use Of Proceeds..................................................................................................18
Market for and Dividends on Commerce Bancorp Common Stock........................................................19
Dividend Policy on Commerce Bancorp Common Stock.................................................................19
Accounting Treatment.............................................................................................19
Regulatory Treatment.............................................................................................19
Capitalization...................................................................................................20
Selected Financial Data..........................................................................................21
Commerce Capital Trust II........................................................................................22
Description of Trust Preferred Securities........................................................................24
Description of Junior Subordinated Convertible Debentures........................................................38
Description of Guarantee.........................................................................................51
Description of the Registration Rights Agreement.................................................................54
Relationship Among the Trust Preferred Securities, the Junior Subordinated Convertible Debentures
  and the Guarantee .............................................................................................56
Book-Entry Issuance..............................................................................................57
Description of Commerce Bancorp Capital Stock....................................................................60
United States Federal Income Taxation............................................................................64
ERISA Considerations.............................................................................................70
Selling Securityholders..........................................................................................73
Plan of Distribution.............................................................................................76
Legal Matters....................................................................................................77
Independent Auditors.............................................................................................78
Where You Can Find More Information..............................................................................78
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                               PROSPECTUS SUMMARY

         In this prospectus, "Commerce Bancorp" refers to Commerce Bancorp, Inc.
only; "Commerce," "we," "us," "our" or "ours" refers to Commerce Bancorp and its subsidiaries; and the "trust" refers to Commerce Capital Trust II.

         This summary highlights selected information from this prospectus to help you understand the trust preferred securities and does not contain all of the information you may need in making your investment decision. You should carefully read this entire prospectus, including the section captioned "Risk
Factors," and the documents that are referred to in this prospectus or that are incorporated by reference in it to more fully understand the terms of the trust preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the trust preferred securities.

                     Commerce Bancorp, Inc. and Subsidiaries

         Commerce Bancorp is a multi-bank holding company headquartered in Cherry Hill, New Jersey which operates four nationally chartered bank subsidiaries and one New Jersey state chartered bank subsidiary. These five bank subsidiaries have over 180 full service retail branch offices in New Jersey, Metropolitan Philadelphia, Delaware and New York City. As of December 31, 2001, the average deposits per branch office (for branches open for at least two years) were approximately $72 million.

         We provide a full range of retail and commercial banking services for consumers and small and mid-sized companies. Lending services are focused on commercial real estate, commercial and consumer loans to local borrowers. Our lending and investment activities are funded principally by retail deposits gathered through our retail branch office network. Reflecting our community focus, we are organized into five local bank subsidiaries: Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A., Commerce Bank/Shore, N.A., Commerce Bank/North and Commerce Bank/Delaware, N.A.

         We have focused our strategy for growth primarily on the further development of our community-based retail banking network. The objective of this strategy is to consistently generate industry-leading revenue and earnings growth over a long period of time as the retail network matures. Our retail banking model utilizes a "chain concept" similar to national retail chain stores and features a standardized branch office building, convenient locations and active marketing, all designed to generate retail deposits. Using this prototype branch concept, we plan to open approximately 35 to 45 new branch offices in each of the next five years. It has been our experience that each newly opened branch office incurs operating losses during the first ten to twelve months of operations and becomes profitable thereafter. We believe that our existing geographic market areas can support a significant number of additional branch offices and that our retail branching model will work successfully in other adjacent geographic areas.

         Our retail approach to banking emphasizes a combination of long-term customer relationships, quick responses to customer needs, active marketing, free checking for customers maintaining certain minimum balances and extended seven days a week hours of operations. We are "America's Most Convenient BankSM" offering multiple delivery channels. The consumer is given the choice of visiting one of our 180 convenient branch locations which are open seven days a week, using the convenience of Commerce Online -- America's leading on-line home banking product, or using other delivery systems such as Bank-By-Phone, Check
Card and ATMs.

         To reinforce our customer-focused culture, we founded Commerce
University in 1993. In 2001, over 4,000 employees took courses at Commerce
University. All graduates receive our stock options. In addition to strengthening our unique culture, we believe this program allows us to develop people internally and less expensively than hiring experienced bankers from outside of Commerce.

         Commerce's retail banking model has been continually refined and developed over our 29 year operating history. Our emphasis on convenience and service, rather than rate, has produced one of the lowest cost and fastest growing deposit bases in the United States. In addition, the banking industry has experienced and is expected to continue to experience significant consolidation resulting from mergers and acquisitions. This

                                       4
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consolidation has often been accompanied by changes or disruptions in customer service. We believe that our retail banking strategy, through its emphasis on consistent customer service and convenience, has enabled us to capitalize on such disruptions and obtain new customers. As of December 31, 2001, 78% of our total deposits represented demand and savings deposits, while 22% represented time deposits. For the quarter ended December 31, 2001, our average cost of funds was 1.76%.

         Commerce Bancorp operates two nonbank subsidiaries, Commerce Capital
Markets, Inc. ("Commerce Capital Markets") and Commerce National Insurance
Services, Inc. ("Commerce National"). Commerce Capital Markets engages in various securities, investment banking and brokerage activities. Commerce
Capital Markets is one of the region's largest public finance underwriters and providers of financial advisory services to major clients in the fields of education and health care. Commerce National operates an insurance brokerage agency concentrating on commercial property, casualty and surety as well as personal lines of insurance for clients in multiple states, primarily Delaware, New Jersey, New York and Pennsylvania. Commerce National was formed in 1996 through the combination of several leading local insurance agencies. Subsequent acquisitions and internal growth have created the 24th largest insurance agency in America with annual premium volume exceeding $500 million.

         As of December 31, 2001, we had total assets of $11.4 billion, total loans of $4.5 billion, and total deposits of $10.2 billion. Our reported net income per diluted share was $1.08 in 1999, $1.25 in 2000, and $1.51 in 2001.

         We are required by applicable regulatory authorities to maintain certain levels of capital for bank regulatory purposes. A substantial portion of the proceeds from the sale of the trust preferred securities are treated as Tier
1 or core capital for bank regulatory purposes.

         The address of Commerce Bancorp's principal executive office is Commerce Atrium, 1701 Route 70 East, Cherry Hill, New Jersey, 08034-5400 and its telephone number is (856) 751-9000.

                            Commerce Capital Trust II

         Commerce Capital Trust II is a statutory business trust created under Delaware law. The trust's business and affairs are conducted by the property trustee, the Delaware trustee and the three individual administrative trustees, who are officers of Commerce Bancorp. The trust exists for the exclusive purposes of issuing the trust preferred securities and engaging in the other transactions described in this prospectus.

         Commerce Bancorp issued to the trust its junior subordinated convertible debentures, which are the sole assets of the trust. Accordingly, the interest payments Commerce Bancorp pays on the junior subordinated convertible debentures are the sole revenues of the trust. Commerce Bancorp owns all of the common securities of the trust.

         The trust is governed by a trust agreement among Commerce Bancorp, as sponsor, The Bank of New York (Delaware) as Delaware trustee, The Bank of New
York, as property trustee, and three of Commerce Bancorp's officers selected to act as administrative trustees.

         The address and telephone number of the principal executive office of the trust is the same as Commerce Bancorp's, which is Commerce Atrium, 1701
Route 70 East, Cherry Hill, New Jersey, 08034-5400 and Commerce Bancorp's telephone number is (856) 751-9000.


                                       5
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                           Securities to be Registered

         The trust preferred securities were originally issued and sold to the initial purchasers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman
Brothers Inc., Commerce Capital Investments, Inc., Sandler O'Neill & Partners,
L.P., A.G. Edwards & Sons, Inc., Keefe, Bruyette & Woods, Inc. and Janney
Montgomery Scott LLC. The initial purchasers simultaneously sold the trust preferred securities in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be (i) qualified institutional buyers in compliance with Rule 144A and (ii) to a limited number of "accredited investors" as defined in Regulation D under the Securities Act.
The trust used all of the proceeds from the issuance of the trust preferred securities and the concurrent sale of the trust's common securities to Commerce
Bancorp (i.e. $206,185,600) to purchase the junior subordinated convertible debentures.

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Securities Offered................    4,000,000 trust preferred securities, $200,000,000 in aggregate principal amount of the junior subordinated convertible debentures, 3,791,200 shares of Commerce Bancorp common stock issuable upon conversion of the trust preferred securities (subject to adjustment under certain circumstances described in this prospectus) and the guarantee relating to the trust preferred securities.

Distributions.....................    Quarterly cumulative cash distributions at an annual rate of 5.95% of the liquidation amount of $50 per trust preferred security. Distributions accumulate from the date of initial issuance (March 11, 2002) and are paid quarterly in arrears on June 15,
                                      September 15, December 15 and March 15 of each year, beginning June 15, 2002, unless those payments are deferred as described below.

                                      The trust's only source of cash to make distributions on the trust preferred securities is the quarterly interest payments it receives on the junior subordinated convertible debentures it purchased from Commerce Bancorp.

Deferral of Distributions.........    So long as Commerce Bancorp is not in default in the payment of interest on the junior subordinated convertible debentures, it has the right, at any time and from time to time during the term of the junior subordinated convertible debentures, to defer payments of interest for a period not exceeding 20 consecutive quarters or extending beyond the stated maturity of the junior subordinated convertible debentures (or the date on which they are to be redeemed), during which deferral period no interest will be due and payable. Any such deferred interest payments will accrue additional interest thereon at the annual rate of 5.95%, compounded quarterly.
                                      A deferral period may not end on a date other than an interest payment date.  If
                                      Commerce Bancorp pays all interest accrued and unpaid at the end of a deferral period, it may elect to begin a new deferral period.  If Commerce Bancorp defers interest payments on the junior subordinated convertible debentures, the trust will also defer distributions on the trust preferred securities. Commerce Bancorp has agreed not to make certain restricted payments during any deferral period.

Conversion into Commerce Bancorp
Common Stock......................    The initial conversion ratio is 0.9478 shares of Commerce Bancorp common stock for each trust preferred security.  The conversion ratio is subject to adjustment under the conditions described in this prospectus. Commerce Bancorp's common stock is traded on the New York Stock Exchange under the symbol "CBH." The Commerce Bancorp common
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                                      stock issuable upon conversion of the trust preferred securities has been reserved for listing on the New York Stock Exchange.

                                      Holders may surrender their trust preferred securities for conversion into shares of
                                      Commerce Bancorp common stock:

                                      o     if, as of the last day of any calendar quarter beginning with the quarter ending
                                            June 30, 2002, the closing sale price of Commerce Bancorp's common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such calendar quarter is more than 110% of the trust preferred securities conversion price in effect on the last day of such calendar quarter;

                                      o     at any time when the credit rating assigned to the trust preferred securities by
                                            Moody's is Ba1 or lower;

                                      o     at any time after the trust preferred securities are called for redemption; or

                                      o     upon the occurrence of certain specified corporate events.

                                      See "Description of Trust Preferred Securities -- Conversion Rights."

                                      If you want to convert a trust preferred security, the conversion agent will exchange your trust preferred security for the corresponding principal amount of junior subordinated convertible debentures held by the trust and immediately convert the junior subordinated convertible debentures into shares of Commerce Bancorp common stock.  You will receive cash in lieu of fractional shares.  However, you will not receive cash or additional shares of Commerce Bancorp common stock to compensate you for any accrued but unpaid distributions on the trust preferred security through the time of conversion. These accrued distributions will be forfeited except in certain circumstances.

                                      Assuming all $200.0 million liquidation amount of the trust preferred securities are converted, Commerce Bancorp would issue approximately 3,791,200 shares of Commerce
                                      Bancorp common stock representing approximately 6% of Commerce Bancorp common stock outstanding on the date of this prospectus after giving effect to such conversion.

Redemption of Trust Preferred
Securities........................    The trust will redeem all of the outstanding trust preferred securities when the junior subordinated convertible debentures are paid at maturity on March 11, 2032.
                                      In addition, if Commerce Bancorp redeems any junior subordinated convertible debentures before their maturity, the trust will use the cash it receives on the redemption of the junior subordinated convertible debentures to redeem, on a pro rata basis, trust preferred securities and (unless there is a debenture event of default)
                                      common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated convertible debentures redeemed.
                                      The redemption terms of the junior subordinated convertible debentures are summarized below under "Description of Junior Subordinated Convertible Debentures -- Redemption."

The Junior Subordinated
Convertible Debentures --
Maturity and Interest.............    The junior subordinated convertible debentures will mature on March 11, 2032, unless redeemed earlier, and bear interest at the annual
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                                      rate of 5.95% of their principal amount, payable quarterly in arrears on June 15,
                                      September 15, December 15 and March 15 of each year beginning June 15, 2002.

The Junior Subordinated
Convertible Debentures --
Ranking...........................    The junior subordinated convertible debentures are unsecured and rank equally with all of Commerce Bancorp's other existing and future junior subordinated convertible debentures and rank junior to all of Commerce Bancorp's senior indebtedness.  For a definition of "senior indebtedness," see "Description of Junior Subordinated
                                      Convertible Debentures -- Subordination." Substantially all of Commerce Bancorp's
                                      debt, other than other series of junior subordinated debentures previously issued or that Commerce Bancorp may issue in the future, constitutes senior indebtedness.  In addition, because Commerce Bancorp is a holding company, the junior subordinated convertible debentures are effectively subordinated to the obligations of Commerce
                                      Bancorp's subsidiaries to their creditors (including depositors). See "Ranking"
                                      below.

The Junior Subordinated
Convertible Debentures --
Redemption .......................    Commerce Bancorp may elect to redeem the junior subordinated convertible debentures prior to maturity, without payment of premium, for 100% of the principal amount plus accrued and unpaid interest and other amounts to the date of redemption:

                                      o     in whole or in part on one or more occasions at any time on or after March 11,
                                            2005 if the closing price of Commerce Bancorp common stock for 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the redemption notice exceeds 120% of the then prevailing conversion price of the trust preferred securities;

                                      o     in whole or in part on one or more occasions at any time on or after March 11,
                                            2012; or

                                      o     in whole, but not in part, at any time following certain specified events relating to a change in the bank regulatory, investment company or tax laws that adversely affects the status of the trust, the trust preferred securities or the junior subordinated convertible debentures.

                                      If required by rule or regulation, Commerce Bancorp will obtain regulatory approval before any redemption of the junior subordinated convertible debentures.
The Junior Subordinated
Convertible Debentures --
Events of Default.................    The following events are "debenture events of default":

                                      o     Commerce Bancorp fails to pay interest within 30 days after the due date, subject to its right to defer interest payments;

                                      o     Commerce Bancorp fails to pay principal when due;

                                      o     Commerce Bancorp breaches a covenant in the indenture and the breach continues for
                                            90 days after notice to Commerce Bancorp by the debenture trustee or to Commerce
                                            Bancorp and the debenture trustee from the holders of at least 25% of the

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                                            principal amount of the junior subordinated convertible debentures;

                                      o     certain events occur relating to Commerce Bancorp's bankruptcy, insolvency or reorganization; or

                                      o     the voluntary or involuntary dissolution, winding-up or termination of the trust, except in certain circumstances.

Guarantee.........................    Commerce Bancorp fully and unconditionally guarantees, on a subordinated basis, payments of distributions and other amounts due on the trust preferred securities. The guarantee only covers such payments on the trust preferred securities if and to the extent that the trust has sufficient funds available to make such payments. If Commerce Bancorp does not make a payment on the junior subordinated convertible debentures, the trust will not have sufficient funds to make payments on the trust preferred securities. In this event, your remedy would be to institute a legal proceeding directly against Commerce Bancorp for enforcement of payments under the junior subordinated convertible debentures.

Termination of Commerce
Capital Trust II..................    Commerce Bancorp has the right to terminate the trust at any time and distribute the junior subordinated convertible debentures to you. If Commerce Bancorp decides to exercise this right, the trust will, after it satisfies all of its liabilities to its creditors, redeem the trust preferred securities and (unless there is a debenture event of default) the common securities by distributing the junior subordinated convertible debentures to holders of the trust preferred securities and the common securities on a pro rata basis.

                                      Prior to distributing the junior subordinated convertible debentures, Commerce Bancorp will obtain any required regulatory approvals.

                                      The trust may also dissolve in circumstances where the junior subordinated convertible debentures will not be distributed. In those situations, the trust will, after it satisfies all of its liabilities to its creditors, pay the liquidation amount of $50 for each trust preferred security, plus unpaid distributions to the date the payment is made. The trust will be able to make this distribution of cash only if Commerce Bancorp redeems the junior subordinated convertible debentures.


The Trust.........................    Commerce Capital Trust II is a Delaware statutory business trust. The sole assets of the trust are the junior subordinated convertible debentures. The trust has issued the trust preferred securities and the trust's common securities. All of the trust's common securities are owned by Commerce Bancorp, in an initial aggregate liquidation amount of approximately 3% of the total capital of the trust.

Ranking...........................    Commerce Bancorp's obligations under the trust preferred securities, junior subordinated convertible debentures and guarantee are unsecured and rank as follows with regard to right of payment:

                                      o     the trust preferred securities rank equally with the common securities of the trust. The trust pays distributions on the trust preferred securities and the common securities pro rata. However, if Commerce Bancorp defaults with respect to the junior subordinated convertible debentures, then no distributions on the common securities of the trust or Commerce Bancorp's
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                                            common stock will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid;

                                      o     Commerce Bancorp's obligations under the junior subordinated convertible debentures and the guarantee are unsecured and generally rank junior in priority to its existing and future indebtedness;

                                      o     because Commerce Bancorp is a holding company, the junior subordinated convertible debentures and the guarantee are effectively subordinated to all existing and future liabilities, including deposits, of Commerce Bancorp's bank and other subsidiaries.

Registration Rights...............    Under a registration rights agreement entered into in connection with the initial offering and sale of the trust preferred securities to the initial purchasers, Commerce
                                      Bancorp agreed, for the benefit of the holders, to file with the SEC the registration statement of which this prospectus is a part covering (1) resales by the holders of all trust preferred securities (including the guarantee), (2) resales by the holders of all junior subordinated convertible debentures, (3) the issuance of Commerce Bancorp common stock upon the conversion of the trust preferred securities resold pursuant to such registration statement and (4) the resale of the Commerce Bancorp common stock issuable upon conversion of trust preferred securities by the holder thereof. Commerce Bancorp agreed to use its reasonable best efforts to keep the registration statement effective, subject to certain exceptions, until the earliest of:

                                      o     with respect to (1) the trust preferred securities and the junior subordinated convertible debentures, two years after the last date of original issuance of any of those securities, and (2) the Commerce Bancorp common stock issuable upon conversion of those securities, two years following the first date as of which all of the trust preferred securities and junior subordinated convertible debentures have been converted into Commerce Bancorp common stock;

                                      o     the expiration of the holding period applicable to such securities held by non-affiliates of Commerce Bancorp under Rule 144(k) of the Securities Act of
                                            1933, or any successor provision; and

                                      o     the date when all of the trust preferred securities, the junior subordinated convertible debentures and Commerce Bancorp common stock issuable upon conversion of such securities by the holders that complete and timely deliver a selling securityholder notice and questionnaire described below are registered under the registration statement and disposed of in accordance with the registration statement.

                                      Special interest and special distributions will accrue on the junior subordinated convertible debentures and the trust preferred securities, respectively, if Commerce
                                      Bancorp fails to meet its obligations under the registration rights agreement.

Absence of a Public Market
for the Trust Preferred
Securities .......................    The trust preferred securities do not currently qualify for listing on the New York
                                      Stock Exchange. We do not intend to apply to list the trust preferred securities on the
                                      New York Stock Exchange or any other exchange or market even if they do qualify for listing in the future.
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                                      Commerce Bancorp cannot assure you that any active or liquid market will develop for the trust preferred securities.

Voting Rights.....................    Except in limited circumstances or as required by law, holders of trust preferred securities do not have any voting rights. See "Description of Trust Preferred Securities
                                      -- Voting Rights; Amendment of the Trust Agreement."

Book Entry........................    The trust preferred securities sold pursuant to this prospectus will be represented by one or more global securities that are deposited with and registered in the name of The
                                      Depository Trust Company, New York, New York or "DTC," or its nominee. This means that, except under limited circumstances, you will not receive a certificate for your trust preferred securities.

ERISA Considerations..............    Each purchaser and subsequent transferee of the trust preferred securities will be deemed to have represented and warranted that either (i) it is not an employee benefit plan or other similar retirement plan or arrangement, whether or not it is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section
                                      4975 of the Internal Revenue Code of 1986, as amended, (the "Code") (or any similar laws or regulations), or an entity whose underlying assets are considered to include the assets of any such plans and arrangements (each, a "Plan") and no part of the assets to be used by it to acquire and/or hold such security or any interest therein constitutes plan assets of any Plan or (ii) the acquisition and holding of such securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under
                                      Title I of ERISA or Section 4975 of the Code or a violation under any other applicable laws and regulations that are similar to the provisions of Title I of ERISA or Section
                                      4975 of the Code.

                                      See "ERISA Considerations" in this prospectus.

Use of Proceeds...................    The selling securityholders will receive all the net proceeds from the resale of the trust preferred securities (including the related junior subordinated convertible debentures and guarantee) and the Commerce Bancorp common stock issuable upon conversion of the trust preferred securities, which they respectively own. Neither Commerce Bancorp nor the trust will receive any of the proceeds from the sale of any of those securities.

                       Ratio of Earnings to Fixed Charges

         Our historical ratios of earnings to fixed charges are described below for the periods indicated.

                                                      Year Ended December 31,
                                             -----------------------------------------
                                              2001     2000     1999     1998     1997
                                             -----     ----     ----     ----     ----
Ratio of Earnings to Fixed Charges
   Excluding interest on deposits..........  14.70     5.64     6.25     6.50     7.14
   Including interest on deposits..........   1.74     1.56     1.68     1.52     1.61

         The ratio of earnings to fixed charges for Commerce has been computed by dividing earnings by fixed charges. "Earnings" include pretax income from continuing operations plus fixed charges. "Fixed charges" include the total of interest expense, capitalized interest, expensed or capitalized amortization of debt expense and any related discount or premium, and such portion of rental expense that is representative of the interest factor of each such rental.

                                  Risk Factors

         Before purchasing any trust preferred securities, you should read carefully this prospectus and any documents incorporated by reference and pay special attention to the following risk factors. These are not the only risks and uncertainties we face. Additional risks and uncertainties which we currently consider immaterial or which are not yet known to us could also adversely affect us.

         Because the trust relies on the payments it receives on the junior subordinated convertible debentures to fund all payments on the trust preferred securities, and because the trust may distribute the junior subordinated convertible debentures in exchange for the trust preferred securities, you are making an investment regarding the junior subordinated convertible debentures as well as the trust preferred securities. You should carefully review the information in this prospectus about the trust preferred securities, the junior subordinated convertible debentures and the guarantee. Additionally, because the trust preferred securities are convertible into Commerce Bancorp's common stock as described in this prospectus, you are making an investment decision with regard to Commerce Bancorp's common stock. For this reason, you should also carefully review the information in this prospectus about our business and Commerce Bancorp's common stock.

Risks Related to an Investment in the Trust Preferred Securities

Commerce Bancorp's obligations under the guarantee and the junior subordinated convertible debentures are subordinated to its senior indebtedness.

         Commerce Bancorp's obligations under the junior subordinated convertible debentures and the guarantee are unsecured and rank junior in priority of payment to all of Commerce Bancorp's present and future senior indebtedness, as described elsewhere in this prospectus.

         This means that Commerce Bancorp cannot make any payments under the guarantee or the junior subordinated convertible debentures if it defaults on payments of any of its senior indebtedness. In addition, if the maturity of the junior subordinated convertible debentures is accelerated, Commerce Bancorp cannot make any payments under the guarantee or the junior subordinated convertible debentures until all of its senior indebtedness is paid in full. Finally, if Commerce Bancorp liquidates, declares bankruptcy or dissolves, Commerce Bancorp would be able to make payments under the guarantee and the junior subordinated convertible debentures only after it has paid all of its liabilities that are senior to the guarantee. At December 31, 2001, Commerce Bancorp had approximately $55.1 million in senior indebtedness (holding company only).

         In addition, because Commerce Bancorp is a holding company, its right to participate in any asset distribution of any of its subsidiaries, on liquidation, reorganization or otherwise, will rank junior to the rights of all creditors of that subsidiary (except to the extent that Commerce Bancorp may itself be a creditor of that subsidiary). As a result, the trust preferred securities are effectively subordinated to all existing and future liabilities of Commerce Bancorp's subsidiaries, including deposits. At December 31, 2001, Commerce Bancorp's subsidiaries had total liabilities, including deposits, of approximately $10.6 billion.

         The trust preferred securities, the guarantee, the junior subordinated convertible debentures and the indenture do not limit Commerce Bancorp's ability to incur additional debt, including debt that is senior to the junior subordinated convertible debentures and the guarantee in priority of payment.

Commerce Bancorp's ability to make payments to the trust or on the guarantee depends upon the ability of its bank subsidiaries to pay dividends or make other payments to it, and these are subject to regulatory limitations.

         Commerce Bancorp is a holding company which is a separate and distinct legal entity from its subsidiaries. Commerce Bancorp's revenues (on a parent company only basis) result in substantial part from dividends paid to Commerce Bancorp by its subsidiaries. Payments of dividends to Commerce Bancorp by its bank subsidiaries, without prior regulatory approval, are subject to regulatory limitations. As of December 31,

2001, approximately $160.7 million was available for the payment of dividends by Commerce Bancorp's bank subsidiaries to Commerce Bancorp without prior approval from the bank regulatory authorities.

         In addition to regulatory restrictions on the payment of dividends, Commerce Bancorp's bank subsidiaries are subject to restrictions imposed by federal law on any extensions of credit they make to their affiliates and on investments in stock or other securities of their affiliates. These restrictions prevent affiliates of the banks, including Commerce Bancorp, from borrowing from the banks, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of a bank's capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of a bank's capital stock and surplus.

Commerce Bancorp can defer interest payments on the junior subordinated convertible debentures, causing your distributions under the trust preferred securities to be deferred, which will have adverse tax consequences to you and may affect the market price of the trust preferred securities.

         Commerce Bancorp has the right to defer interest payments on the junior subordinated convertible debentures for up to 20 consecutive quarterly periods. If Commerce Bancorp defers interest payments, the trust will defer paying distributions to you on your trust preferred securities during the deferral period. In addition, if Commerce Bancorp pays all interest then accrued and unpaid on the junior subordinated convertible debentures, Commerce Bancorp may elect to begin a new deferral period. There is no limitation on the number of times that Commerce Bancorp may elect to begin a deferral period.

         If Commerce Bancorp exercises its right to defer payments of interest on the junior subordinated convertible debentures, you will be required to accrue income (as original issue discount) in respect of the deferred interest allocable to your trust preferred securities for federal income tax purposes. As a result, you will be required to recognize income for federal income tax purposes before you receive any cash. These accrued but unpaid distributions will increase your tax basis in the trust preferred securities. Furthermore, if you sell your trust preferred securities prior to the record date for the deferred distribution payment, you will never receive from Commerce Bancorp or the trust the cash related to this interest income and your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you would otherwise realize on the sale. A capital loss generally cannot be applied to offset ordinary income.

         As a result of Commerce Bancorp's right to defer interest payments, the market price of the trust preferred securities may be more volatile than the market prices of other securities that are not subject to such deferral options. Commerce Bancorp does not currently intend to exercise its right to defer interest payments on the junior subordinated convertible debentures. However, if Commerce Bancorp exercises this right in the future, the market price of the trust preferred securities will probably decline and the trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated convertible debentures. If you sell your trust preferred securities during a deferral period, you may not receive the same return on your investment as someone who continues to hold the trust preferred securities until the end of the deferral period.

The guarantee covers payments only if the trust has cash available to make payments to holders of trust preferred securities, which the trust may not have.

         The ability of the trust to pay scheduled distributions on the trust preferred securities, the redemption price of the trust preferred securities and the liquidation amount of the trust preferred securities is solely dependent upon Commerce Bancorp making the related payments on the junior subordinated convertible debentures to the trust when due. The guarantee only applies when the trust has the cash to make a distribution but fails to do so. If Commerce Bancorp defaults in payments on the junior subordinated convertible debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each trust preferred security. In those circumstances, holders of trust preferred securities will not be able to rely upon the guarantee for payment of these amounts. Instead, holders of trust preferred securities must rely solely on the property trustee to enforce the trust's rights under the junior subordinated convertible debentures or may directly sue Commerce Bancorp to collect their pro rata share of payments owed.

Distribution of junior subordinated convertible debentures by the trust may be taxable and may depress trading prices to a price below the price that you paid for the trust preferred securities.

         Commerce Bancorp has the right to dissolve the trust at any time. If Commerce Bancorp dissolves the trust, the trust will be liquidated by distribution of the junior subordinated convertible debentures to holders of the trust preferred securities and the common securities after satisfaction of liabilities to creditors of the trust.

         Your investment in the trust preferred securities may decrease in value if the junior subordinated convertible debentures are distributed to you upon a liquidation of the trust. Commerce Bancorp cannot predict the liquidity of the market or market prices, if any, for the junior subordinated convertible debentures that may be distributed. Accordingly, the junior subordinated convertible debentures that you receive upon a distribution, or the trust preferred securities you hold pending such distribution, may trade at a discount to the price that you paid to purchase the trust preferred securities.

         Under current interpretations of United States federal income tax laws relating to classification of the trust as a grantor trust for tax purposes, a distribution of the junior subordinated convertible debentures to you upon the dissolution of the trust would not be a taxable event to you. If there is a change in law, a distribution of junior subordinated convertible debentures upon the dissolution of the trust could be a taxable event to you.

Commerce Bancorp controls the trust and holders of trust preferred securities have limited voting rights.

         As a holder of trust preferred securities, you will have limited voting rights. You can vote only to modify specified terms of the trust preferred securities, or direct the exercise of the trust's rights as holder of the junior subordinated convertible debentures, or on the removal of the property and Delaware trustees of the trust upon a limited number of events.

         As the sole holder of the common securities of the trust, Commerce Bancorp can replace or remove the property and the Delaware trustees, unless there is a debenture event of default.

         If an event of default exists, the property and the Delaware trustees may be removed only by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in Commerce Bancorp as the holder of all of the common securities.

         Unless and until you exercise your right to convert your trust preferred securities into shares of Commerce Bancorp common stock, you will not have any voting rights with respect to any matters submitted to a vote of Commerce Bancorp's common shareholders.

The trust preferred securities may be redeemed prior to their maturity date and you may not be able to reinvest the proceeds from the redemption at the same or a higher rate of return.

         The junior subordinated convertible debentures (and therefore the trust preferred securities) may not be redeemed prior to March 11, 2005, except that they may be redeemed at any time upon the occurrence of certain special events. Commerce Bancorp has the right, subject to receipt of any necessary regulatory approval, to redeem the junior subordinated convertible debentures (and therefore the trust preferred securities) in whole or in part at a price equal to 100% of their principal amount plus any accrued and unpaid interest: (1) at any time on or after March 11, 2005 provided that the closing price of Commerce Bancorp common stock exceeds 120% of the then prevailing conversion price of the trust preferred securities for a period of 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption and (2) at any time on or after March 11, 2012. However, if specified events occur relating to changes in bank regulatory, investment company or tax laws that adversely affect the status of the trust, the trust preferred securities or the junior subordinated convertible debentures, then Commerce Bancorp will be able at any time following the change in law, subject to receipt of any necessary regulatory approval, to redeem all of the junior subordinated convertible debentures at a price equal to 100% of their principal amount plus any accrued and unpaid interest. If Commerce Bancorp redeems the junior subordinated convertible debentures, the trust must use the redemption price it receives to redeem the trust preferred securities.

         You may not be able to reinvest the proceeds of the redemption at a rate that is equal to or higher than the rate of return on the trust preferred securities.

The junior subordinated convertible debentures impose only limited restrictive covenants on Commerce Bancorp which may not protect your investment in the event that Commerce Bancorp experiences financial difficulties or a change in control.

         The covenants in the governing documents relating to the trust preferred securities and the junior subordinated convertible debentures are extremely limited. In particular, the junior subordinated convertible debentures do not contain covenants that limit Commerce Bancorp's ability to incur additional senior indebtedness or (except during a deferral period) to pay dividends on or repurchase its capital stock, nor do they contain provisions permitting holders of the trust preferred securities to require the repurchase of their securities in the event of a change in control of Commerce Bancorp or a decline in its credit rating. As a result, the governing documents do not fully protect you in the event of an adverse change in Commerce Bancorp's financial condition or results of operations or if Commerce Bancorp experiences a change in control.

There is no existing market for the trust preferred securities, and even if a market develops, it may be subject to extreme price fluctuations.

         There is no established trading market for the trust preferred securities. The initial purchasers have advised Commerce Bancorp and the trust that they intend to make a market in the trust preferred securities, but are not obligated to do so and may discontinue market making at any time without notice. Accordingly, there can be no assurance that a market for the trust preferred securities will develop. Furthermore, if a market were to develop, the trading price of the trust preferred securities could widely fluctuate in response to variations in Commerce Bancorp's operating results, general market prices movements, interest rates, developments specifically related to the banking industry, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years.

         As discussed above, Commerce Bancorp has the right to dissolve the trust and to distribute the junior subordinated convertible debentures to holders of trust preferred securities. Under those circumstances, Commerce Bancorp will use its reasonable best efforts to list the junior subordinated convertible debentures on the market or exchange the trust preferred securities are then listed, if any. However, there is no existing market for the junior subordinated convertible debentures and, if distributed to holders of trust preferred securities, the junior subordinated convertible debentures will be subject to risks similar to those described in the preceding paragraph.

Risks Related to Commerce Bancorp

We plan to continue to grow rapidly and there are risks associated with rapid growth.

         We intend to continue to rapidly expand our business and operations. In particular, we intend to use the funds raised in the private placement of the trust preferred securities to support continued branch office expansion and anticipated increases in our deposits and loans. Our ability to manage growth successfully will depend on our ability to attract qualified personnel and maintain cost controls and asset quality while attracting additional loans and deposits on favorable terms, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we grow too quickly and are not able to attract qualified personnel, control costs and maintain asset quality, this continued rapid growth could materially adversely affect our financial performance.

If we do not adjust to rapid changes in the financial services industry, our financial performance may suffer.

         Our ability to maintain our history of strong financial performance and return on investment to shareholders may depend in part on our ability to expand our scope of available financial services as needed to meet the needs and demands of our customers. Our business model focuses on using superior customer service to provide traditional banking services to a growing customer base. However, we operate in an increasingly competitive environment in which our competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that we have not been able or allowed to offer to our customers in the past. This increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. We cannot assure you that we will be able to continue to compete successfully in this environment without expanding the scope of financial services we provide, or that if we need to expand the scope of services that we provide, that we will be able to do so successfully.

Our future success will depend on our ability to compete effectively in a highly competitive market and geographic area.

         We face substantial competition in all phases of our operations from a variety of different competitors. We encounter competition from commercial banks, savings and loan associations, mutual savings banks and other financial institutions. Our competitors, including credit unions, consumer finance companies, factors, insurance companies and money market mutual funds, compete with lending and deposit-gathering services offered by us. There is very strong competition for financial services in the Philadelphia, New Jersey, Delaware and New York areas in which we conduct our businesses. This geographic area includes offices of many of the largest financial institutions in the world. Many of those competing institutions have much greater financial and marketing resources than we have. Due to their size, many competitors can achieve larger economies of scale and as a result may offer a broader range of products and services than us. If we are unable to offer competitive products and services, our earnings may be negatively affected.

         Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured financial institutions. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services. The banking business in our primary market area is very competitive, and the level of competition facing us may increase further, which may limit our asset growth and profitability.

Our operations are concentrated in the New Jersey, Southeastern Pennsylvania, Metropolitan New York and Delaware areas.

         Economic conditions either nationally or locally in areas in which we conduct our operations may be less favorable than expected. Deterioration in local, regional, national or global economic conditions could result in, among other things, an increase in loan delinquencies, a decrease in property values, a change in housing turnover rate or a reduction in the level of bank deposits. Particularly, a weakening of the real estate or employment market in our primary market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability. Substantially all of our real estate loans are collateralized by properties located in these market areas, and substantially all of our loans are made to borrowers who live in and conduct business in these market areas. Any material economic deterioration in these market areas could have an adverse impact on our profitability.

Changes in interest rates could reduce our income and cash flows.

         Our income and cash flows and the value of our assets and liabilities depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans and investment securities and the amounts paid on deposits. If the rate of interest we pay on our deposits and other borrowings increases more than the rate of interest we earn on our loans and other investments, our net interest income, and therefore our earnings, could be adversely affected. Our earnings could also be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other borrowings.

Future governmental regulation and legislation could limit our future growth.

         We are subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of our operations. These laws may change from time to time and are primarily intended for the protection of customers, depositors, and the deposit insurance funds. The impact of any changes to these laws may negatively impact our ability to expand our services and to increase the value of our business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our shareholders.

We are required to maintain an allowance for loan losses. These reserves are based on management's judgment and may have to be adjusted in the future. Any adjustment to the allowance for loan losses, whether due to regulatory changes, economic conditions or other factors, may affect our financial condition and earnings.

         We maintain an allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. The allowance is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans, actual and anticipated loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance inherently involves a high degree of subjectivity as it requires significant estimates based upon qualitative factors, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, credit concentrations, portfolio mix and consideration of current economic trends, all of which may be susceptible to significant change.

         Our management believes it uses a reasonable and prudent methodology to project potential future losses in the loan portfolio. However, any projection is inherently uncertain and future adjustments may be necessary if economic conditions or actual loan loss experience differs substantially from the assumptions upon which the evaluation of the allowance was based. Furthermore, state and federal regulators, in reviewing our loan portfolio as part of a regulatory examination, may request us to increase our allowance for loan losses, thereby negatively affecting our financial condition and earnings at that time. Moreover, future additions to the allowance may be necessary based on changes in economic and real estate market conditions, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our management's control.

It may be difficult for a third party to acquire Commerce Bancorp and this could depress Commerce Bancorp's stock price.

         Under Commerce Bancorp's certificate of incorporation, Commerce Bancorp has authorized 10,000,000 shares of preferred stock, which the board of directors may issue with terms, rights, preferences and designations as the board of directors may determine and without any vote of the shareholders, unless otherwise required by law. Issuing the preferred stock, depending upon the rights, preferences and designations set by the board of directors, may delay, deter, or prevent a change in control of Commerce Bancorp. In addition, "anti-takeover" provisions of Commerce Bancorp's certificate of incorporation, federal and state banking laws, and New Jersey law may restrict the ability of the shareholders to approve a merger or business combination or obtain control of Commerce Bancorp. This may tend to make it more difficult for shareholders to replace existing management or may prevent shareholders from receiving a premium for their shares of Commerce Bancorp common stock.

The securities of Commerce Bancorp are not insured by any governmental agency and therefore investment in them involves risk.

         The securities of Commerce Bancorp are not deposit accounts or other obligation of any bank, and are not insured by the FDIC, or any other governmental agency, and are subject to investment risk, including the possible loss of principal.

                FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

         We have included or may include statements in this prospectus (including documents incorporated by reference described under the heading "Where You Can Find More Information") that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors that are sometimes beyond our control. You will be able to recognize a forward-looking statement because it contains the words "anticipate," "believe," "estimate," "expect," "project," "objective," "may," "could," "should," "would," "intend," "plan" or similar expressions to identify it as a forward-looking statement.

         The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which we conduct our operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation; interest rates, market and monetary fluctuations; our timely development of competitive new products and services and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for our products and services and vice versa; the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities and insurance; technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of our noninterest or fee income being less than expected; the ability to maintain the growth and further development of our community-based retail branching network; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and our success at managing the risks involved in the foregoing. We caution that the foregoing list of important factors is not exclusive.

         We caution you that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in such forward-looking statements. You should note that many factors, some of which are discussed in "Risk Factors" and elsewhere in this prospectus could affect our future financial results and could cause those results to differ materially from those expressed or implied in our forward-looking statements contained or incorporated by reference in this document. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

                                 USE OF PROCEEDS

         The selling securityholders will receive all the net proceeds from the resale of the trust preferred securities (including the related junior subordinated convertible debentures and guarantee) and the Commerce Bancorp common stock issuable upon conversion of the trust preferred securities, which they respectively own. Neither Commerce Bancorp nor the trust will receive any of the proceeds from the sale of any of those securities.

            MARKET FOR AND DIVIDENDS ON COMMERCE BANCORP COMMON STOCK

         Commerce Bancorp's common stock trades on the New York Stock Exchange under the symbol "CBH." The following table shows the high and low closing sales prices of and dividends paid on Commerce Bancorp's common stock (adjusted for all stock splits and stock dividends through April 30, 2002) for the periods indicated.

                                                                                                          Cash
                                                                                                        Dividend
                                                                               High         Low         per Share
                                                                               ----         ---         ---------
2000
 First Quarter.........................................................       $19.81       $15.66        $0.11667
 Second Quarter........................................................        24.47        18.94         0.12250
 Third Quarter.........................................................        29.25        23.31         0.12250
 Fourth Quarter........................................................        35.00        25.34         0.12250

2001
 First Quarter.........................................................       $33.28       $26.90        $0.13750
 Second Quarter........................................................        36.35        29.40         0.13750
 Third Quarter.........................................................        38.79        30.55         0.13750
 Fourth Quarter........................................................        39.34        34.05         0.13750

2002
 First Quarter.........................................................       $45.05       $38.20        $0.15000
 Second Quarter (through April 30, 2002)...............................        49.41        44.28         0.15000

         As of April 30, 2002, there were 66,492,836 shares of Commerce Bancorp common stock outstanding held by approximately 24,000 shareholders of record.

                DIVIDEND POLICY ON COMMERCE BANCORP COMMON STOCK

         Subject to the preferences, limitations and relative rights as may be fixed for any series of Commerce Bancorp preferred stock that may be issued, holders of Commerce Bancorp common stock are entitled to receive dividends, when, as and if declared by the board of directors out of legally available funds.

         It is the present intention of Commerce Bancorp's board of directors to pay quarterly cash dividends on Commerce Bancorp's common stock. However, the declaration and payment of future dividends will be subject to determination and declaration by the board of directors, which will consider our earnings, financial condition and capital needs and applicable regulatory requirements.

                              ACCOUNTING TREATMENT

         The trust is treated as a subsidiary of Commerce Bancorp, and the accounts of the trust are included in Commerce Bancorp's consolidated financial statements. The trust preferred securities are presented as a separate line item within Long Term Debt in the consolidated balance sheets of Commerce Bancorp, as "Convertible Trust Capital Securities -- Commerce Capital Trust II," and disclosures concerning the trust preferred securities, the guarantee and the junior subordinated convertible debentures are included in the notes to the financial statements. For financial reporting purposes, Commerce Bancorp records distributions on the trust preferred securities as interest expense in its consolidated statements of income.

                              REGULATORY TREATMENT

         Commerce Bancorp is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. The proceeds from the private placement of the trust preferred securities qualify as Tier 1 or core capital under the risk-based capital guidelines established by the Federal Reserve, however, capital received from the proceeds of the private placement, together with proceeds from the sale of any other similar preferred securities, cannot constitute more than 25% of the total Tier 1 capital of Commerce Bancorp. Amounts in excess of the 25% capital limitation constitute Tier 2 or supplementary capital of Commerce Bancorp. As of May 9, 2002, approximately $150.0 million of the proceeds of the private placement qualified as Tier I capital.

                                 CAPITALIZATION

         The following table summarizes as of December 31, 2001:

         o   our historical capitalization, and

         o our capitalization as adjusted to reflect the sale of an aggregate of $200.0 million liquidation amount of trust preferred securities and the repayment of $23.0 million aggregate principal amount of debt securities of Commerce.

                                                                                          December 31, 2001
                                                                                      ------------------------
                                                                                         Actual    As Adjusted
                                                                                        --------     --------
                                                                                     (In thousands of dollars)
Long-Term Debt:
     8 3/8 Subordinated Notes due 2003.............................................      $23,000
     Trust Capital Securities--Commerce Capital Trust I............................       57,500     $ 57,500
     Convertible Trust Capital Securities--Commerce Capital Trust II...............                   200,000
                                                                                        --------     --------
     Total Long-Term Debt..........................................................       80,500      257,500
Stockholders' Equity:
     Preferred Stock, 10,000,000 shares authorized: 0 issued and outstanding.......
     Common Stock, par value $1.00; 150,000,000 shares authorized,                        65,833       65,833
         65,832,559 issued and outstanding.........................................
     Capital in excess of par or stated value......................................      461,897      461,897
     Retained earnings.............................................................       94,698       94,698
     Other Comprehensive Income....................................................       15,764       15,764
                                                                                        --------     --------
                                                                                         638,192      638,192
     Less treasury stock, at cost (200,118 shares).................................        1,622        1,622
                                                                                        --------     --------
     Total Stockholders' Equity....................................................      636,570      636,570
                                                                                        --------     --------
     Total Capitalization..........................................................     $717,070     $894,070
                                                                                        ========     ========
Capital Ratios:
     Stockholders' Equity to Total Assets..........................................         5.60%        5.52%
     Tier I Capital to Average Assets (Leverage)...................................         6.24%        7.48%
     Tier I Capital to Risk-Adjusted Assets........................................        10.81%       13.10%
     Total Capital to Risk-Adjusted Assets.........................................        11.96%       15.01%

                             SELECTED FINANCIAL DATA

         The following table sets forth selected consolidated financial information for Commerce as of and for the periods indicated below. The selected consolidated financial information as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, was derived from the audited consolidated financial statements of Commerce Bancorp incorporated by reference herein. The consolidated financial information as of December 31, 1999, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 was derived from audited consolidated financial statements of Commerce Bancorp not incorporated by reference herein. All per share data has been adjusted for all stock splits and stock dividends through the date of this prospectus. The following information should be read in conjunction with our consolidated financial statements together with the related notes thereto.

                                                                              Year Ended December 31
                                                     -------------------------------------------------------------------------
                                                         2001          2000           1999            1998            1997
                                                     -----------    -----------    -----------    -----------    -------------
Income Statement Data:
 Net interest income .............................   $   401,326    $   296,930    $   244,367    $   194,661    $     165,322
 Provision for loan losses .......................        26,384         13,931          9,175          8,762            5,805
 Noninterest income ..............................       196,805        150,760        114,596         96,277           62,410
 Noninterest expense .............................       420,036        315,357        252,523        213,950          153,804
 Income before income taxes ......................       151,711        118,402         97,265         68,226           68,123
 Net Income ......................................       103,022         80,047         65,960         42,155           44,432

Balance Sheet Data:
 Total assets ....................................   $11,363,703    $ 8,296,516    $ 6,635,793    $ 5,424,190    $   4,387,851
 Loans (net) .....................................     4,516,431      3,638,580      2,922,706      2,249,061        1,638,836
 Securities available for sale ...................     4,152,704      2,021,326      1,664,257      1,305,004        1,330,684
 Securities held to maturity .....................     1,132,172      1,513,456      1,201,892      1,220,874          985,676
 Trading securities ..............................       282,811        109,306        117,837         85,359            7,911
 Federal funds sold ..............................                       52,000          5,300         10,395           15,813
 Deposits ........................................    10,185,594      7,387,594      5,608,920      4,928,808        3,784,576
 Long-term debt ..................................        23,000         23,000         23,000         24,282           25,308
 Trust preferred securities ......................        57,500         57,500         57,500         57,500           57,500
 Stockholders' equity ............................       636,570        492,224        356,756        323,552          279,900

Per Share Data:
 Net income-- basic ..............................   $      1.59    $      1.30    $      1.13    $      0.75    $        0.82
 Net income-- diluted ............................          1.51           1.25           1.08           0.71             0.79
 Cash dividends ..................................          0.55           0.48           0.41           0.44             0.27
 Book value ......................................          9.70           7.77           6.00           5.64             5.14
 Average shares outstanding:
  Basic ..........................................        64,666         61,755         58,310         56,509           53,429
  Diluted ........................................        68,102         64,223         60,930         59,324           56,125

Selected Ratios:
 Performance
 Return on average assets ........................          1.08%          1.09%          1.12%          0.87%            1.12%
 Return on average equity ........................         17.64          19.81          19.63          13.57            17.87
 Net interest margin .............................          4.76           4.62           4.65           4.42             4.59

Liquidity and Capital:
 Dividend payout .................................         34.59%         37.45%         36.64%         58.55%           33.31%
 Stockholders' equity to total assets ............          5.60           5.93           5.38           5.96             6.38
 Risk-based capital:
  Tier 1 .........................................         10.81          10.79          11.40          12.09            14.91
  Total ..........................................         11.96          11.92          12.72          13.71            17.06
 Leverage capital ................................          6.24           6.92           7.02           7.05             7.69

Asset Quality:
 Non-performing assets to total year-end assets ..          0.16%          0.20%          0.18%          0.27%            0.43%
 Net charge-offs to average loans outstanding ....          0.19           0.11           0.08           0.08             0.13
 Non-performing loans to total year-end loans ....          0.37           0.37           0.29           0.38             0.78
 Allowance for loan losses to total end of year ..          1.46           1.32           1.30           1.37             1.45
   loans
 Allowance for loan losses to non-performing loans        397.73         356.84         442.09         364.86           187.35

                            COMMERCE CAPITAL TRUST II

         Commerce Capital Trust II is a statutory business trust created under Delaware law. The trust exists for the exclusive purposes of:

         o issuing and selling the trust preferred securities, which represent undivided beneficial ownership interests in the trust's assets;

         o issuing and selling the common securities to Commerce Bancorp in a total liquidation amount equal to at least 3% of the trust's total capital;

         o using the proceeds from the issuances to buy Commerce Bancorp's junior subordinated convertible debentures; and

         o engaging in only those other activities necessary, advisable or incidental to the above, such as registering the transfer of trust preferred securities.

         The property trustee holds title to the junior subordinated convertible debentures for the benefit of the holders of the trust preferred securities and, as holder of the junior subordinated convertible debentures, has the power to exercise all rights, powers and privileges of a holder of junior subordinated convertible debentures under the indenture.

         The junior subordinated convertible debentures are the sole assets of the trust, and, accordingly, interest payments under the junior subordinated convertible debentures are the sole revenues of the trust.

         Commerce Bancorp owns all of the common securities of the trust, which have an aggregate liquidation amount equal to approximately 3% of the total capital of the trust. The common securities rank on a parity with, and payments are made on the common securities pro rata with, the trust preferred securities, except that upon an event of default under the trust agreement resulting from a debenture event of default, Commerce Bancorp's rights as holder of the common securities to distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the trust preferred securities.

         The trust has a term of 31 years, but may terminate earlier as provided in the trust agreement. The trust's business and affairs are conducted by the trustees. The trustees for the trust are The Bank of New York, as the property trustee, The Bank of New York (Delaware), as the Delaware trustee, and three administrative trustees who are employees or officers of or affiliated with Commerce Bancorp. The Bank of New York, as property trustee, acts as sole indenture trustee under the trust agreement. The Bank of New York also acts as guarantee trustee under the guarantee and as debenture trustee under the indenture. Commerce Bancorp, the holder of the common securities of the trust, is entitled generally to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees; provided that the number of trustees is at least three and that at least one trustee is a property trustee, one trustee is a Delaware trustee and one trustee is an administrative trustee. In the event of a default under the trust agreement, however, the holders of a majority in liquidation amount of the trust preferred securities may appoint, remove or replace the property trustee and/or the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights are vested exclusively in Commerce Bancorp, the holder of the common securities.

         The duties and obligations of each trustee are governed by the trust agreement. As issuer of the junior subordinated convertible debentures, Commerce Bancorp pays all fees, expenses, debts and obligations (other than the payment of distributions and other payments on the trust preferred securities) related to the trust and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust.

         The trust does not have separate financial statements. Commerce Bancorp does not believe that holders of the trust preferred securities would find these financial statements helpful because:

         o all of the voting securities of the trust are owned, directly or indirectly, by Commerce Bancorp, a reporting company under the Securities Exchange Act of 1934;

         o the trust has no independent operations and exists for the sole purpose of issuing the trust preferred securities and investing the proceeds in junior subordinated convertible debentures issued by Commerce Bancorp; and

         o Commerce Bancorp's obligations described in this prospectus, taken together, constitute a full and unconditional guarantee of payments due on the trust preferred securities.

         For so long as the trust preferred securities remain outstanding, Commerce Bancorp has agreed:

         o to cause the trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or terminate except as permitted by the trust agreement;

         o to maintain directly or indirectly ownership of all of the common securities of the trust;

         o to use its commercially reasonable efforts to ensure that the trust will not be an "investment company" under the Investment Company Act of 1940, as amended from time to time, or any successor legislation; and

         o to take no action that would be reasonably likely to cause the trust to be classified as an association or a partnership taxable as a corporation for United States federal income tax purposes.

         The rights of holders of trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement, Delaware law and the Trust Indenture Act. The trust agreement and the guarantee also incorporate by reference the Trust Indenture Act.

         It is anticipated that the trust will not be subject to reporting requirements under the Securities Exchange Act of 1934.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

         We have summarized below the terms and provisions of the trust preferred securities. This summary is not a complete description of all of the terms and provisions of the trust preferred securities. For more information, we refer you to the trust agreement, the Trust Indenture Act and the Delaware Business Trust Act because they, and not this description, define your rights as a holder of the trust preferred securities. The trust agreement has been filed as an exhibit to the registration statement, of which this prospectus is a part.

         The trust preferred securities represent undivided beneficial interests in the assets of the trust. The holders of trust preferred securities are entitled to a preference over holders of the common securities of the trust in certain circumstances with respect to distributions and amounts payable on redemption or liquidation. Holders of trust preferred securities also have certain other benefits as described in the trust agreement.

General

         The trust preferred securities rank equally, and payments on the trust preferred securities are made pro rata, with the common securities of the trust except as described under "--Subordination of Common Securities." Legal title to the junior subordinated convertible debentures issued to the trust are being held by the property trustee in trust for the benefit of the holders of the trust preferred securities and for Commerce Bancorp as holder of the common securities of the trust. The guarantee agreement Commerce Bancorp executed for the benefit of the holders of the trust preferred securities is a guarantee on a subordinated basis with respect to the trust preferred securities, but does not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of the trust when the trust does not have funds available to make such payments. See "Description of Guarantee."

Distributions

         The trust preferred securities represent undivided beneficial interests in the assets of the trust. Distributions on the trust preferred securities are cumulative and accumulate from the date they were first issued (March 11, 2002) at the annual rate of 5.95% of the liquidation amount of $50 per trust preferred security. Distributions are payable quarterly in arrears on June 15, September 15, December 15 and March 15 of each year, beginning June 15, 2002. Distributions not paid when due will themselves accumulate additional distributions, compounded quarterly, at the annual rate of 5.95% on the amount of unpaid distributions, to the extent permitted by law. The term "distributions" as used in this prospectus includes quarterly distributions and interest on quarterly distributions not paid on the applicable distribution date unless otherwise stated as well as special distributions described in "--Additional Amounts" and "Description of the Registration Rights Agreement."

         If distributions are payable on a date that is not a business day, payment will be made on the next succeeding day that is a business day (without any interest or other payment in respect of the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed. Each date on which distributions are payable is referred to in this prospectus as a distribution date.

         Distributions on the trust preferred securities (other than distributions on a redemption date) are payable to the holders thereof as they appear on the register of the trust as of 5:00 p.m., New York City time, on the relevant record dates. The record date for distributions on the trust preferred securities will be the first day of the month, whether or not a business day, in which the relevant distribution date occurs (or would have occurred but for the fact that the date that such distribution was payable was not a business day). Distributions payable on any trust preferred securities that are not punctually paid on any distribution date will cease to be payable to the person in whose name such trust preferred securities are registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such trust preferred securities are registered on the special record date or other specified date determined in accordance with the trust agreement.

         The amount of distributions payable for any distribution period will be based on a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed in a 30-day month.

         The trust's revenue available for distribution to holders of the trust preferred securities is limited to Commerce Bancorp's interest payments to the trust under Commerce Bancorp's junior subordinated convertible debentures. If Commerce Bancorp does not make interest payments on the junior subordinated convertible debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities. Commerce Bancorp's guarantee only covers the payment of distributions if and to the extent that the trust has funds available to pay the distributions.

         At all times, the distribution rate, the distribution dates and other payment dates for the trust preferred securities will correspond to the interest rate, interest payment dates and other payment dates on the junior subordinated convertible debentures, which are the sole assets of the trust.

         So long as Commerce Bancorp is not in default in the payment of interest on the junior subordinated convertible debentures, Commerce Bancorp has the right under the indenture to defer payments of interest on the junior subordinated convertible debentures as described below under "Description of Junior Subordinated Convertible Debentures -- Option to Defer Interest Payment Date." If Commerce Bancorp defers interest payments on the junior subordinated convertible debentures, the trust will also defer distributions on the trust preferred securities.

         Commerce Bancorp has no current intention to exercise its right to defer interest payments on the junior subordinated convertible debentures issued to the trust. If Commerce Bancorp defers interest payments on the junior subordinated convertible debentures, it would be subject to certain restrictions relating to the payment of dividends on or purchases of its capital stock and payments on its debt securities ranking equal with or junior to the junior subordinated convertible debentures. See "Description of Junior Subordinated Convertible Debentures -- Restrictions on Certain Payments."

Conversion Rights

General

         The trust preferred securities are convertible at any time on or after the occurrence of the events described below and prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of repayment of such trust preferred securities, whether at stated maturity or upon redemption, at the option of the holder thereof and in the manner described below, into shares of Commerce Bancorp's common stock at an initial conversion ratio of
0.9478 shares of Commerce Bancorp common stock for each trust preferred security, subject to adjustment as described below.

         The indenture and trust agreement provide that the trust cannot convert junior subordinated convertible debentures held by it except pursuant to a notice of conversion delivered to the property trustee, as conversion agent, by a holder of trust preferred securities. A holder of a trust preferred security wishing to exercise its conversion right must deliver an irrevocable notice of conversion to the conversion agent. If the trust preferred security is in certificated form, the holder also must include the certificate representing such trust preferred security. The conversion agent will exchange such trust preferred security for a portion of the junior subordinated convertible debentures held by the trust and immediately convert such junior subordinated convertible debentures into Commerce Bancorp common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. In the event Cede & Co. receives a conversion request from the conversion agent, DTC will redeem the amount of interest credited to the applicable direct participant(s) in the trust preferred securities in accordance with its procedures.

         Except as described in this paragraph, no distribution will be payable on converted trust preferred securities with respect to any distribution date subsequent to the date of conversion and neither the trust nor Commerce Bancorp will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on trust preferred securities surrendered for conversion. If any trust preferred securities are surrendered for conversion between the period from 5:00 p.m.,

New York City time, on any record date through and including the related distribution date, the trust preferred securities surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the distribution which the registered holder on such record date is to receive. The previous sentence shall not apply in the case of trust preferred securities called for redemption on a redemption date between a record date and a related distribution payment date and in the case of any trust preferred securities surrendered for conversion after such trust preferred securities have been called for redemption during a deferral period. Each conversion will be deemed to have been effected immediately prior to 5:00 p.m., New York City time, on the day on which the related conversion notice and any other required deliveries were received by the conversion agent.

         Commerce Bancorp has authorized and reserved for issuance the maximum number of shares of its common stock as will be issuable upon exercise of the conversion rights. Shares of Commerce Bancorp common stock issued upon conversion of trust preferred securities will be validly issued, fully paid and nonassessable. No fractional shares of Commerce Bancorp common stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by Commerce Bancorp in cash based on the last reported sale price of Commerce Bancorp common stock on the date such trust preferred securities are surrendered for conversion.

Events Triggering Conversion Rights

         A holder's right to convert its trust preferred securities will arise only upon the occurrence of events specified in this section.

         Conversion Rights Based on Commerce Bancorp Common Stock Price

         If, as of the last day of any calendar quarter beginning with the quarter ending June 30, 2002, the closing sale price of Commerce Bancorp common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such quarter is more than 110% of the trust preferred securities conversion price in effect on the last day of such quarter, then on and after the first day of the following quarter, holders may surrender their trust preferred securities for conversion into shares of Commerce Bancorp common stock at any time at their option until 5:00 p.m., New York City time, on the business day immediately preceding the stated maturity date or earlier redemption date. If the trust preferred securities become convertible pursuant to this provision, they will remain convertible regardless of future changes in the sales prices of Commerce Bancorp common stock.

         Conversion Based on Credit Ratings

         Holders may also surrender a trust preferred security for conversion at any time when the credit rating assigned to the trust preferred securities by Moody's is at or below Ba1.

         Conversion Based on Notice of Redemption

         A holder may surrender for conversion a trust preferred security that has been called for redemption at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of redemption, even if such trust preferred security is not otherwise convertible at that time.

         Conversion Upon Occurrence of Certain Corporate Transactions

         In the event that Commerce Bancorp becomes a party to specified transactions, including, without limitation, and with certain exceptions:

         o   an exchange of Commerce Bancorp common stock;

         o the consolidation with or merger of Commerce Bancorp into any other person, or any merger of another person into Commerce Bancorp (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Commerce Bancorp's common stock); or

         o any sale, transfer or lease of all or substantially all of the assets of Commerce Bancorp (each of the foregoing being referred to as a "business consolidation transaction");

then the holders of outstanding trust preferred securities will have the right to surrender their trust preferred securities for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such business consolidation transaction. At and after the effective date of such business consolidation transaction, each trust preferred security shall be convertible into the kind and amount of securities, cash or other property receivable upon the consummation of such business consolidation transaction by a holder of the number of shares of Commerce Bancorp common stock issuable upon conversion of such trust preferred security immediately prior to such business consolidation transaction. Commerce Bancorp has agreed not to become a party to any such transaction unless its terms are consistent with the foregoing.

         The changes resulting from a business consolidation transaction could substantially lessen or eliminate the value of the conversion privilege associated with the trust preferred securities in the future. For example, if Commerce Bancorp were acquired in a cash merger, each trust preferred security would become convertible solely into cash and would no longer be convertible into securities, the value of which would vary depending on the future prospects of Commerce Bancorp and other factors.

         In addition to the foregoing, holders of outstanding trust preferred securities will have the right to surrender their trust preferred securities for conversion upon a change of control of Commerce Bancorp. A "change in control" of Commerce Bancorp will be deemed to have occurred at such time as any person, including its affiliates and associates, other than Commerce Bancorp, its subsidiaries or employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of Commerce Bancorp common stock or other capital stock into which Commerce Bancorp common stock is reclassified or changed, with certain exceptions.

         Conversion Ratio Adjustments--General

         The conversion ratio is subject to adjustment if Commerce Bancorp takes certain actions after the date of issuance of the trust preferred securities offered in this prospectus, including if Commerce Bancorp:

         o issues shares of Commerce Bancorp common stock as a dividend or a distribution with respect to the outstanding shares of Commerce Bancorp common stock;

         o effects subdivisions, combinations, recapitalizations or reclassifications of Commerce Bancorp common stock;

         o issues rights or warrants to all holders of Commerce Bancorp common stock entitling them to subscribe for or purchase shares of Commerce Bancorp common stock or securities convertible into such shares at less than (or having a conversion price per share less than) the then current market price of Commerce Bancorp common stock;

         o pays dividends or other distributions to all holders of Commerce Bancorp common stock of shares of Commerce Bancorp capital stock or evidences of Commerce Bancorp indebtedness or its assets (including securities and shares of stock of Commerce Bancorp subsidiaries, but excluding those dividends and distributions and rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration as described in the section entitled "-- Events Triggering Conversion Rights -- Conversion Upon Occurrence of Certain Corporate Transactions" or distributions and dividends paid exclusively in cash);

         o pays dividends or other distributions consisting exclusively of cash to all holders of Commerce Bancorp common stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender offers by Commerce Bancorp or any of its subsidiaries for Commerce Bancorp common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of Commerce Bancorp's market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of Commerce Bancorp common stock times the number of shares of Commerce Bancorp common stock then outstanding; and

         o purchases shares of Commerce Bancorp common stock pursuant to a tender offer made by Commerce Bancorp or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by Commerce Bancorp or any of its subsidiaries for Commerce Bancorp common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in the paragraph above to all holders of Commerce Bancorp common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 10% of Commerce Bancorp's market capitalization on the expiration of such tender offer.

         In the event that Commerce Bancorp pays a dividend or makes a distribution on shares of its common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of Commerce Bancorp common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

         From time to time, to the extent permitted by law, Commerce Bancorp may increase the conversion ratio of the junior subordinated convertible debentures (and thus increase the conversion ratio of the trust preferred securities) by any amount selected by it for any period of at least 20 days, in which case Commerce Bancorp will give at least 15 days notice of such increase. Commerce Bancorp may, at its option, make such increases in the conversion ratio, in addition to those set forth above, as Commerce Bancorp deems advisable to avoid or diminish any income tax to holders of Commerce Bancorp common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "United States Federal Income Taxation -- Adjustment of Conversion Ratio."

         No adjustment of the conversion ratio will be made upon:

         o the issuance of any shares of Commerce Bancorp common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Commerce Bancorp and the investment of additional optional amounts in shares of Commerce Bancorp common stock under any such plan, or

         o the issuance of any shares of Commerce Bancorp common stock or options or rights pursuant to any present or future employee benefit plan or program, or

         o the issuance of any shares of Commerce Bancorp common stock pursuant to any option, warrant, right or any exercisable, exchangeable or convertible security outstanding as of the date on which the trust preferred securities are first issued, or

         o   the issuance of rights under any shareholder rights plan.

         The conversion ratio will be rounded to four decimal places. No adjustment in the conversion ratio will be required unless adjustment would require a change of at least one percent in the conversion ratio then in effect; provided, however, that any adjustment that would not be required to be made will be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion ratio pursuant to more than one of the provisions described above, only one adjustment will be made with respect to that action and such adjustment will be the amount of adjustment that has the highest absolute value to the holders of the trust preferred securities.

         Conversion ratio adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of trust preferred securities or to the holders of Commerce Bancorp common stock. See "United States Federal Income Taxation -- Adjustment of Conversion Ratio."

         Whenever the conversion ratio is adjusted as described above, Commerce Bancorp will place on file with the property trustee and with the conversion agent a statement signed by the appropriate officer of Commerce Bancorp showing in detail the facts requiring such adjustment and the conversion ratio after such adjustment. The property trustee or the conversion agent will provide a copy to any holder desiring to inspect the statement.

Redemption

         If Commerce Bancorp repays or redeems, in whole or in part, any junior subordinated convertible debentures that have been issued to the trust, whether at maturity or earlier, the proceeds from the repayment or redemption shall be applied by the property trustee to redeem a like amount of the trust preferred securities and (unless there is a debenture event of default) the common securities of the trust. For a description of when Commerce Bancorp can or is required to redeem the junior subordinated convertible debentures prior to maturity, see "Description of Junior Subordinated Convertible Debentures -- Redemption."

         Prior to any such redemption, Commerce Bancorp will obtain any required regulatory approval. The property trustee will give you at least 20 days, but not more than 60 days, notice before the redemption date. The trust preferred securities and (unless there is a debenture event of default) common securities will be redeemed at a price equal to the sum of:

         o   the liquidation amount of $50 per security; plus

         o accrued and unpaid distributions on the redeemed securities to the date of redemption.

         Accordingly, the redemption price of the trust preferred securities will correspond to the redemption prices of the junior subordinated convertible debentures. See "Description of Junior Subordinated Convertible Debentures -- Redemption."

         If less than all of the trust preferred securities and common securities are redeemed, then the aggregate liquidation amount of trust preferred securities and common securities to be redeemed will be allocated pro rata based on their respective aggregate liquidation amounts, subject to the exceptions as described in "-- Subordination of Common Securities."

         Trust preferred securities or portions thereof called for redemption will be convertible by the holder, until 5:00 p.m., New York City time, on the business day immediately preceding the date of redemption, even if the market price contingency described under " -- Conversion Rights" has not occurred.

Redemption Procedures

         The trust may not redeem fewer than all of the outstanding trust preferred securities unless all accrued and unpaid distributions have been paid on all trust preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption.

         Whenever Commerce Bancorp redeems junior subordinated convertible debentures, the trust will redeem the trust preferred securities and (unless there is a debenture event of default) the common securities at the redemption price with the proceeds that it receives from Commerce Bancorp's redemption of the junior subordinated convertible debentures. Any redemption of trust preferred securities will be made and the redemption price will be payable on the redemption date only to the extent that the trust has funds available to pay the redemption price.

         If Commerce Bancorp redeems less than all of the junior subordinated convertible debentures on the stated maturity date or a redemption date, then the property trustee will allocate the proceeds of the redemption on a pro rata basis among the trust preferred securities and among the common securities unless an event of default has occurred under the indenture, in which case no proceeds will be allocated to the common securities until the trust preferred securities are paid in full.

         If the trust gives a notice of redemption for the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, with respect to:

         o trust preferred securities held by DTC or its nominees, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with DTC funds sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities; and

         o trust preferred securities held in certificated form, if any, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities.

         The paying agent is the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Commerce Bancorp.

         In the event that any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay). However, if the next business day is in the next calendar year, the redemption price will be payable on the preceding business day.

         Notwithstanding the foregoing, distributions payable on or before the redemption date will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution payment dates. If the trust gives a notice of redemption and funds are deposited as required, then immediately prior to the close of business on the redemption date, distributions will cease to accrue on the trust preferred securities called for redemption, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price, without further interest, and the trust preferred securities called to be redeemed will cease to be outstanding.

         If payment of the redemption price is improperly withheld or refused and not paid either by the trust or by Commerce Bancorp pursuant to the guarantee:

         o distributions on the trust preferred securities will continue to accumulate from the redemption date originally established by the trust to the date such redemption price is actually paid; and

         o the actual payment date will be the redemption date for purposes of calculating the redemption price.

         Notice of any redemption will be mailed between 20 and 60 days before the redemption date to each holder of trust preferred securities at its registered address. Any notice of redemption will be irrevocable.

         Subject to applicable law, including, without limitation, federal securities laws and the regulations of the Federal Reserve Board, Commerce Bancorp or its subsidiaries may at any time, and from time to time, purchase outstanding trust preferred securities in the open market or by private agreement.

Termination of Commerce Capital Trust II and Distribution of Junior Subordinated Convertible Debentures

         Commerce Bancorp has the right at any time to terminate the trust and, after satisfying the liabilities owed to the trust's creditors, Commerce Bancorp has the right to distribute the junior subordinated convertible debentures to the holders of the trust preferred securities and to Commerce Bancorp as holder of the common securities. This may require the prior approval of the Federal Reserve Board if approval is then required under applicable law, rules, guidelines or policies.

         If the junior subordinated convertible debentures are distributed to the holders of the trust preferred securities, Commerce Bancorp will use its reasonable best efforts to cause the junior subordinated convertible debentures to be listed on the market or exchange on which the trust preferred securities are then listed, if any.

         Commerce Bancorp's right to dissolve the trust is subject to receipt of all required regulatory approvals.

         Under current United States federal income tax law, and interpretations thereof and assuming that, as expected, the trust is treated as a grantor trust, a distribution of the junior subordinated convertible debentures will not be a taxable event to the trust and/or to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation or other circumstances, however, the distribution of the junior subordinated convertible debentures could be a taxable event to holders of the trust preferred securities.

         The trust will automatically dissolve if:

         o specified bankruptcy events occur with respect to Commerce Bancorp, or Commerce Bancorp dissolves or liquidates;

         o Commerce Bancorp, as sponsor, has given written directions to the property trustee to dissolve the trust (which direction is at Commerce Bancorp's option and, except as described above, wholly within Commerce Bancorp's discretion, as sponsor) and distributes junior subordinated convertible debentures having a principal amount equal to the liquidation amount of the trust preferred securities and the common securities to holders of such securities;

         o the trust redeems all of the trust preferred securities and common securities in accordance with their terms;

         o   the trust's term expires;

         o Commerce Bancorp common stock is distributed upon conversion of all outstanding trust preferred securities; or

         o a court of competent jurisdiction enters an order for the dissolution of the trust.

         If the trust is dissolved for any of the above reasons, except for a redemption of all trust preferred securities and the common securities of the trust or a conversion of all trust preferred securities into Commerce Bancorp common stock, the administrative trustees will liquidate the trust as quickly as they determine to be possible by distributing to holders of the trust preferred securities and the common securities, after satisfying the liabilities owed to the trust's creditors, junior subordinated convertible debentures having a principal amount equal to the liquidation amount of the trust preferred securities and the common securities, unless the property trustee determines that this distribution is not practicable. If the property trustee determines that this distribution is not practicable, the holders of the trust preferred securities will be entitled to receive an amount in cash or other immediately available funds equal to the aggregate of the liquidation amount, plus accumulated and unpaid distributions on the trust preferred securities to the date of payment out of the assets of the trust available for distribution to holders, after satisfying the liabilities owed to the trust's creditors as provided by applicable law. If such a distribution can be paid only in part because the trust has insufficient assets available to pay the full amount of that distribution, then the amounts payable shall be paid pro rata on the trust preferred securities and the common securities, except that if an event of default exists under the indenture, the trust preferred securities will have a priority over the common securities. See "-- Subordination of Common Securities."

         After the liquidation date is fixed for any distribution of junior subordinated convertible debentures to holders of trust preferred securities:

         o the trust preferred securities will no longer be deemed to be outstanding;

         o DTC or its nominee, as the record holder of any such trust preferred securities, will receive in respect of each registered global certificate representing trust preferred securities a registered global certificate representing the junior subordinated convertible debentures to be delivered upon this distribution; and

         o any certificates representing trust preferred securities not held by DTC or its nominee, if any, will be deemed to represent junior subordinated convertible debentures having a principal amount equal to the liquidation amount of those trust preferred securities, bearing an interest rate identical to the distribution rate of those trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on those trust preferred securities until such certificates are presented to the administrative trustees or their agent for cancellation, in which case Commerce Bancorp will issue to those holders, and the debenture trustee will authenticate, a certificate representing the junior subordinated convertible debentures.

         We cannot assure you of the market prices for trust preferred securities that you purchase or junior subordinated convertible debentures that may be distributed to you in exchange for trust preferred securities if a dissolution and liquidation of the trust were to occur. Accordingly, the trust preferred securities that you purchase, or the junior subordinated convertible debentures that you may receive upon a dissolution and liquidation of the trust, may trade at a discount to the price that you paid to purchase the trust preferred securities.

Subordination of Common Securities

         The trust will pay all distributions, any redemption price, and any liquidation distribution to holders of the trust preferred securities and common securities pro rata based on the liquidation amount of the trust preferred securities and common securities held. However, if on any distribution date or redemption date, or at the time of a liquidation distribution, Commerce Bancorp is in default under the indenture, then the trust will not pay any distribution, redemption price, or liquidation distribution to Commerce Bancorp as holder of the common securities. In that event, the trust will make payments on the common securities only after making payment in full and in cash of all accumulated and unpaid distributions to holders of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, and in the case of payment of the redemption price or a liquidation distribution, the full amount of the redemption price or liquidation distribution to holders of the outstanding trust preferred securities then called for redemption or liquidation.

         In the case of any event of default under the trust agreement, Commerce Bancorp, as holder of all of the common securities, will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured or waived. Until any event of default has been cured or waived, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on Commerce Bancorp's behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Payment of Expenses

         In the indenture, Commerce Bancorp, in its capacity as borrower, has agreed to pay all debts and obligations (other than distributions on the common securities and trust preferred securities) and all costs and expenses of the trust and to pay any and all taxes, duties, assessments or other governmental charges imposed on the trust by the United States or any other taxing authority and all fees and expenses related to the offering of the common securities and trust preferred securities. This includes, but is not limited to, all costs and expenses relating to the organization of the trust, the fees and expenses of the property trustee, the Delaware trustee and the administrative trustees and all costs and expenses relating to the operation of the trust. Commerce Bancorp's promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the promise. Any creditor may enforce these obligations directly against Commerce Bancorp, and Commerce Bancorp has agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the trust or any other person before proceeding against Commerce Bancorp. Commerce Bancorp will execute such additional agreements as may be necessary to give full effect to these promises.

Additional Amounts

         If at any time the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then Commerce Bancorp will be required to pay additional amounts on the junior subordinated convertible debentures. The additional amounts will be sufficient so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been if it did not have to pay such taxes, duties, assessments or other charges.

Events of Default; Notice

         A debenture event of default constitutes an event of default under the trust agreement. See "Description of Junior Subordinated Convertible Debentures -- Debenture Events of Default."

         The trust agreement provides that within ten business days after the property trustee has actual knowledge that any such event of default has occurred, the property trustee will give notice of the event of default to the holders of the trust preferred securities, the administrative trustees and Commerce Bancorp, as sponsor, unless the event of default has been cured or waived. Commerce Bancorp, as sponsor, and the trust, through the administrative trustees, are required to file annually with the property trustee a certificate as to whether Commerce Bancorp and the administrative trustees have complied with the applicable conditions and covenants of the trust agreement.

         Upon the occurrence and continuance of any debenture event of default, the property trustee as sole holder of the junior subordinated convertible debentures, will have the right under the indenture to declare the principal amount of the junior subordinated convertible debentures due and payable. If the property trustee fails to enforce its rights under the junior subordinated convertible debentures in respect of a debenture event of default after a holder of trust preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against Commerce Bancorp to enforce the property trustee's rights under the junior subordinated convertible debentures. In addition, if Commerce Bancorp fails to pay the interest or principal (including compounded interest and additional sums, if any) on the junior subordinated convertible debentures on the due date (or, in connection with a redemption, failure to pay the redemption price on the redemption date), a holder of trust preferred securities may institute a direct action against Commerce Bancorp for enforcement of payment to that holder of such amounts due on the junior subordinated convertible debentures having a principal amount equal to the total liquidation amount of that holder's trust preferred securities.

         If a debenture event of default exists, the trust preferred securities will have a preference over the common securities. A debenture event of default does not entitle the holders of trust preferred securities to require the redemption of the trust preferred securities.

Removal of Trustees

         Unless a debenture event of default exists, Commerce Bancorp may remove the property trustee and the Delaware trustee at any time. If a debenture event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in Commerce Bancorp, as the holder of all of the common securities. No resignation or removal of the property trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the trust agreement.

Merger or Consolidation of Trustees

         If the property trustee, the Delaware trustee or any administrative trustee that is not a natural person is merged, converted or consolidated into another entity, or any such trustee is a party to a merger, conversion or consolidation which results in a new entity, or an entity succeeds to all or substantially all of the corporate trust business of any such trustee, the new entity shall be the successor of the respective trustee under the trust agreement, provided that the entity is otherwise qualified and eligible.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of Commerce Capital Trust II

         The trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease all or substantially all of its properties and assets to any corporation or other entity, except as described below. The trust may, at Commerce Bancorp's request, as sponsor, and with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to a trust organized as such under the laws of any State; provided, that:

         o the successor trust (if not the original trust) either (i) expressly assumes all of the obligations of Commerce Capital Trust II with respect to the trust preferred securities and the common securities; or (ii) substitutes securities for the trust preferred securities that have substantially the same terms as the trust preferred securities so long as the substitute securities rank equal to the trust preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

         o if the successor trust is not the original trust, Commerce Bancorp appoints a trustee of the successor trust possessing the same powers and duties as the property trustee with respect to the junior subordinated convertible debentures;

         o any substitute securities are listed or quoted, or any substitute securities will be listed or quoted upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed or quoted, if any;

         o if the trust preferred securities or junior subordinated convertible debentures are rated by any nationally recognized statistical rating organization prior to such transaction, the transaction does not cause any of those securities or any substitute securities to have a lower rating than the trust preferred securities or junior subordinated convertible debentures;

         o the transaction does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute securities) in any material respect;

         o the successor (if not the original trust) has a purpose substantially identical to that of the original trust; and

         o prior to the transaction, Commerce Bancorp received an opinion from independent counsel to the trust experienced in such matters to the effect that:

             (i) the transaction does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute securities) in any material respect;

             (ii) following the transaction, neither the trust nor any successor will be an investment company under the Investment Company Act; and

             (iii) following the transaction, the trust continues to be, and any successor will be, classified as a grantor trust for federal income tax purposes; and

         o Commerce Bancorp, or any permitted successor or assignee, owns all of the common securities of any successor and guarantees the obligations of such successor under any substitute securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the trust may not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause Commerce Capital Trust II or the successor not to be classified as a grantor trust for federal income tax purposes or would cause any holder of the trust preferred securities not to be treated as owning an undivided beneficial interest in the junior subordinated convertible debentures.

Voting Rights; Amendment of the Trust Agreement

         Except under limited circumstances and as otherwise required by law and the trust agreement, the holders of the trust preferred securities have no voting rights.

         Commerce Bancorp, together with the property trustee and the administrative trustees, as applicable, may amend the trust agreement from time to time, without the consent of the holders of the trust preferred securities, to:

         o   provide for the acceptance of appointment by a successor trustee;

         o cure any ambiguity, correct or supplement any provisions in the trust agreement that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement;

         o modify, eliminate or add to any provisions of the trust agreement as is necessary to ensure that at all times that any trust preferred securities are outstanding, the trust will be classified as a grantor trust for federal income tax purposes, or to ensure that the trust will not be an investment company under the Investment Company Act; or

         o add to the covenants, restrictions or obligations of Commerce Bancorp in its capacity as sponsor of the trust;

provided, however, that the amendment would not adversely affect in any material respect the interests of the holders of the trust preferred securities and any amendments to the trust agreement shall become effective when notice thereof is given to holders of the trust preferred securities.

         Commerce Bancorp, together with the trustees, may amend the trust agreement:

         o with the consent of holders of a majority in liquidation amount of the outstanding trust preferred securities and common securities; provided that, if any amendment would adversely affect only the holders of the trust preferred securities or the common securities, then only the affected class shall be entitled to vote on such amendment and such amendment shall not be effective except with the approval of a majority in liquidation amount of such class of securities affected thereby; and

         o upon receipt by the trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as being a grantor trust for federal income tax purposes or the trust's exemption from status as an investment company under the Investment Company Act.

         However, without the consent of each holder of trust preferred securities and common securities, no amendment may:

         o change the amount or timing of any distribution on the trust preferred securities or common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities or common securities as of a specified date;

         o change the conversion ratio of the trust preferred securities except as provided in the indenture;

         o   change any of the redemption provisions; or

         o restrict the right of a holder of trust preferred securities or common securities to sue for the enforcement of any payment on or after the specified date.

         So long as the property trustee holds any junior subordinated convertible debentures, the trustees may not, without obtaining the prior consent of the holders of a majority in liquidation amount of all outstanding trust preferred securities:

         o direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the debenture trustee with respect to the junior subordinated convertible debentures;

         o   waive certain past defaults under the indenture;

         o exercise any right to rescind or annul a declaration accelerating the maturity of the principal of the junior subordinated convertible debentures; or

         o consent to any amendment, modification or termination of the indenture or the junior subordinated convertible debentures, where such consent shall be required;

provided further, where a consent under the indenture would require the consent of holders of more than a majority of the aggregate principal amount of junior subordinated convertible debentures affected thereby, only the holders of the percentage of that aggregate stated liquidation amount of the trust preferred securities which is at least equal to the percentage required under the indenture may direct the property trustee to give such consent; provided further, that if a debenture event of default has occurred and is continuing, then holders of 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the principal of and interest or other required payments on the junior subordinated convertible debentures due and payable.

         The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities, except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the junior subordinated convertible debentures. In addition to obtaining the approvals of the holders of the trust preferred securities, the property trustee shall be under no obligation to take any of the foregoing actions (except with respect to directing the time, method and place of conducting a proceeding for a remedy) unless the property trustee has obtained an opinion of counsel experienced in such matters to the effect that the trust will not fail to be classified as a grantor trust for federal income tax purposes after taking the action into account and each holder will be treated as owning an undivided beneficial interest in the junior subordinated convertible debentures.

         Any required approval of holders of trust preferred securities may be given at a meeting of the holders convened for the purpose of approving the matter or pursuant to written consent. The property trustee will cause a notice to be given of any meeting at which holders of trust preferred securities are entitled to vote or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of trust preferred securities in accordance with the trust agreement.

         No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

         Notwithstanding that holders of the trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by Commerce Bancorp, the trust, the trustees or any affiliates thereof shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Information Concerning the Property Trustee

         The Bank of New York is currently serving as the property trustee under the trust agreement. The property trustee has undertaken to perform only the duties specifically set forth in the trust agreement. If there is an event of default under the trust agreement that is continuing, the property trustee must enforce the trust agreement for the benefit of the holders of trust preferred securities and exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not obligated to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities, unless it is offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities that it might incur. If no event of default exists and the property trustee is required to decide between alternative courses of action or to construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities or the common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as directed by Commerce Bancorp and, if not directed, shall take such action as it deems advisable and in the best interests of the holders of the trust preferred securities and will have no liability, except for its own bad faith, negligence or willful misconduct.

Registrar, Transfer Agent and Conversion Agent

         The property trustee is also acting as registrar, transfer agent and conversion agent for the trust preferred securities.

         Registration of transfers or exchanges of trust preferred securities can be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange, the trust may charge a sum sufficient to cover any such payment. If the trust preferred securities are to be redeemed in part, the trust will not be required to:

         o issue, register the transfer of or exchange any trust preferred securities during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of such mailing or

         o register the transfer or exchange of any trust preferred securities so selected for redemption except, in the case of any trust preferred securities being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agent

         Payments in respect of the global certificates shall be made to DTC or its nominee, and DTC shall credit the relevant accounts at DTC on the applicable distribution, redemption or other payment dates or, if the trust preferred securities are not represented by one or more global certificates, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register in respect of the registrar. The paying agent (the "trust preferred securities paying agent") is the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Commerce Bancorp. The trust preferred securities paying agent is permitted to resign as trust preferred securities paying agent upon 30 days written notice to the administrative trustees. In the event that the property trustee shall no longer be the trust preferred securities paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to Commerce Bancorp) to act as trust preferred securities paying agent.

Miscellaneous

         The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust so that:

         o the trust will not be deemed to be an investment company under the Investment Company Act;

         o the trust will be classified as a grantor trust for federal income tax purposes; and

         o the junior subordinated convertible debentures will be treated as Commerce Bancorp's indebtedness for federal income tax purposes.

         Commerce Bancorp and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Commerce Capital Trust II or the trust agreement, that Commerce Bancorp and the administrative trustees determine in their discretion is necessary or desirable for such purposes, as long as it does not materially adversely affect the interests of the holders of the trust preferred securities.

         The trust agreement provides that holders of the trust preferred securities have no preemptive or similar rights to subscribe for any additional trust preferred securities and the issuance of trust preferred securities is not subject to preemptive or similar rights.

         The trust may not, among other things, borrow money, issue debt, execute mortgages, pledge any of its assets or reinvest proceeds derived from its investments.

Governing Law

         The trust agreement and the trust preferred securities are governed by and construed in accordance with the laws of the State of Delaware.

            DESCRIPTION OF JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES

         We have summarized below the terms and provisions of the junior subordinated convertible debentures. This summary is not a complete description of all of the terms and provisions of the junior subordinated convertible debentures. For more information, we refer you to the indenture, the form of the junior subordinated convertible debentures and the Trust Indenture Act. The indenture and the form of the junior subordinated convertible debentures have been filed as exhibits to the registration statement, of which this prospectus is a part.

General

         Concurrently with the issuance of its trust preferred securities, the trust invested the proceeds from the sale of the trust preferred securities and the consideration Commerce Bancorp paid for the common securities in junior subordinated convertible debentures that Commerce Bancorp issued to the trust. The junior subordinated convertible debentures are in total principal amount equal to the aggregate stated liquidation amount of the trust preferred securities and common securities. The junior subordinated convertible debentures are unsecured and rank equally with all of Commerce Bancorp's other series of junior subordinated convertible debentures and rank subordinated to all of Commerce Bancorp's senior indebtedness to the extent and in the manner set forth in the indenture. The junior subordinated convertible debentures will mature on March 11, 2032 unless redeemed earlier and are not subject to a sinking fund provision.

Interest Payments

         The junior subordinated convertible debentures bear interest at the annual rate of 5.95% of the principal amount thereof, payable quarterly in arrears on June 15, September 15, December 15 and March 15 of each year to the person in whose name each junior subordinated convertible debenture is registered, subject to certain exceptions, as of 5:00 p.m., New York City time, on the first day of the month, whether or not a business day, in which the relevant interest payment date occurs (or would have occurred but for the fact that the date that such distribution was payable was not a business day). The first interest payment date for the junior subordinated convertible debentures will be June 15, 2002. The period beginning on and including the date the junior subordinated convertible debentures are first issued (March 11, 2002) and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date is an interest period.

         Interest payments not paid when due will themselves accrue additional interest compounded quarterly at the annual rate of 5.95% on the amount of unpaid interest to the extent permitted by law. The term "interest payments" as used in this prospectus includes quarterly interest payments and interest on quarterly interest payments not paid on the applicable interest payment date as well as special distributions described in "Description of Trust Preferred Securities -- Additional Amounts" and "Description of the Registration Rights Agreement." The amount of interest payable for any full quarterly period will be computed based on a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any interest payment date would otherwise fall on a day that is not a business day, the required payment will be made on the next business day (without any interest or other payment due to the delay) with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day.

         The interest payment provisions for the junior subordinated convertible debentures correspond to the distribution provisions of the trust preferred securities.

         Commerce Bancorp is a New Jersey business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Commerce Bancorp is a legal entity separate and distinct from its subsidiaries. Commerce Bancorp's revenues (on a parent company only basis) result in substantial part from dividends paid to it by its subsidiaries. If Commerce Bancorp does not receive sufficient cash dividends or borrowings from its bank subsidiaries, then it is unlikely that Commerce Bancorp will have sufficient funds to make payments on the junior subordinated convertible debentures and the guarantee, thereby leaving insufficient funds for the trust to make payments to holders of trust preferred securities.

         Payments of dividends to Commerce Bancorp by its bank subsidiaries, without prior regulatory approval, are subject to regulatory limitations. These are described under "Description of Commerce Bancorp Common Stock -- Payment of Dividends."

         Also, as a bank holding company, Commerce Bancorp's right to receive any distribution of assets of any subsidiary, upon that subsidiary's liquidation or reorganization or otherwise (and thus your right to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent Commerce Bancorp is also recognized as a creditor of that subsidiary under the Federal Deposit Insurance Act. For example, if Commerce Bancorp's bank subsidiaries were to be liquidated or reorganized, depositors of the bank subsidiaries would have the right to receive distributions from such bank before Commerce Bancorp unless Commerce Bancorp was considered a creditor of the bank. At December 31, 2001, Commerce Bancorp's bank subsidiaries had total liabilities, including deposits, of $10.6 billion.

         The junior subordinated convertible debentures are effectively subordinated to all existing and future liabilities of Commerce Bancorp's subsidiaries (including the bank's deposit liabilities) and all liabilities of any of Commerce Bancorp's future subsidiaries. At December 31, 2001, Commerce Bancorp had approximately $55.1 million in senior indebtedness. See "Use of Proceeds." The indenture does not limit Commerce Bancorp or any of its subsidiaries from incurring or issuing other secured or unsecured debt, including senior indebtedness.

Option to Defer Interest Payment Date

         So long as Commerce Bancorp is not in default in the payment of interest on the junior subordinated convertible debentures, Commerce Bancorp has the right, at any time and from time to time during the term of the junior subordinated convertible debentures, to defer payments of interest for a period not exceeding 20 consecutive quarters or extending beyond the stated maturity of the junior subordinated convertible debentures (or any date of redemption therefor), during which deferral period no interest will be due and payable. A deferral period may not end on a date other than an interest payment date. At the end of the deferral period, Commerce Bancorp shall pay all interest then accrued and unpaid, together with interest thereon compounded quarterly at the then applicable rate for the junior subordinated convertible debentures to the extent permitted by applicable law. Prior to the termination of any such deferral period, Commerce Bancorp may further extend such deferral period; provided that such deferral period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated convertible debentures. Upon the termination of any deferral period and the payment of all amounts then due, Commerce Bancorp may commence a new deferral period, subject to the above requirements. No interest shall be due and payable during any deferral period, except at the end thereof. If Commerce Bancorp defers interest payments on the junior subordinated convertible debentures, the trust will defer quarterly distributions on the trust preferred securities during the deferral period subject to the above requirements. Commerce Bancorp has no present intention of exercising its right to defer payments of interest on the junior subordinated convertible debentures.

         If the property trustee shall be the only holder of the junior subordinated convertible debentures, Commerce Bancorp shall give the administrative trustees, the property trustee and the debenture trustee notice of its election to defer interest payments or to extend a deferral period at least five business days prior to the earlier of:

         o the next date on which distributions on the trust preferred securities are payable, or

         o the date the property trustee is required to give notice of the record date or the payment date of such related distributions for the first quarter of such deferral period to any national stock exchange or other organization on which the trust preferred securities are listed or quoted, if any, or to holders of the trust preferred securities as of the record date or the distribution date.

         The property trustee will notify holders of the trust preferred securities of Commerce Bancorp's election to begin a new or extend a deferral period.

         If the property trustee shall not be the only holder of the junior subordinated convertible debentures, Commerce Bancorp shall give the holders of the junior subordinated convertible debentures notice of its election to defer interest payments or to extend a deferral period at least ten business days prior to the earlier of:

         o the interest payment date for the first quarter of such deferral period, or

         o the date upon which Commerce Bancorp is required to give notice of the record date or payment date of such related interest payment for the first quarter of such deferral period to any national stock exchange or other organization on which the junior subordinated convertible debentures are listed or quoted, if any, or to holders of the junior subordinated convertible debentures as of the record date or the distribution date.

         For a discussion on United States federal income tax consequences and special considerations applicable to any junior subordinated convertible debentures issued to the trust for which a deferral period has been elected see "United States Federal Income Taxation."

Redemption

         Commerce Bancorp may redeem the junior subordinated convertible debentures prior to maturity:

         o in whole or in part, on one or more occasions any time on or after March 11, 2005 if the closing price of Commerce Bancorp common stock for 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption exceeds 120% of the then prevailing trust preferred securities conversion price;

         o in whole or in part, on one or more occasions at any time on or after March 11, 2012; or

         o in whole, but not in part, at any time following a change in the bank regulatory, investment company or tax laws as described below that adversely affects the status of the trust, the trust preferred securities or the junior subordinated convertible debentures.

         The redemption price will be equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest and other amounts to the date of redemption. Commerce Bancorp will obtain the prior approval of its primary federal regulator for such redemption if approval is then required under applicable law.

         A change in the bank regulatory law means Commerce Bancorp shall have received an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of:

         o any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

         o any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust preferred securities are first issued, the trust preferred securities do not constitute, or within 90 days of the opinion will not constitute, Tier 1 capital (or its then equivalent if Commerce Bancorp is subject to such capital requirement).

         A change in the investment company law means Commerce Bancorp and the trust shall have received an opinion of independent securities counsel experienced in such matters to the effect that, as a result of:

         o any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

         o any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust preferred securities are first issued, the trust is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act.

         A change in tax law means Commerce Bancorp and the trust shall have received an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

         o any amendment to, change in or announced prospective change in, the laws (or regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

         o any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust preferred securities are initially issued and sold, there is more than an insubstantial risk that:

         o the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to any interest received or accrued on the junior subordinated convertible debentures;

         o interest payable by Commerce Bancorp on the junior subordinated convertible debentures is not, or within 90 days of the date of such opinion will not be, deductible by Commerce Bancorp, in whole or in part, for federal income tax purposes; or

         o the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         Commerce Bancorp will mail any notice of redemption at least 20 and no more than 60 days before the redemption date to each holder of junior subordinated convertible debentures to be redeemed at its registered address. Unless Commerce Bancorp defaults in payment of the redemption price, on the redemption date interest shall cease to accrue on the junior subordinated convertible debentures called for redemption.

         If required by rule or regulation, Commerce Bancorp will obtain regulatory approval before any redemption of the junior subordinated convertible debentures.

Restrictions on Certain Payments

         Commerce Bancorp has agreed that if:

         o at the time an event has occurred that with the giving of notice or the lapse of time, or both, would constitute a debenture event of default and Commerce Bancorp has not taken reasonable steps to cure the event;

         o Commerce Bancorp is in default with respect to payment of any obligations under the guarantee relating to the trust preferred securities; or

         o Commerce Bancorp has given notice of its intention to begin an interest deferral period and has not rescinded the notice, or any deferral period is continuing;

         then Commerce Bancorp will not and will not permit any of its subsidiaries to:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Commerce Bancorp's capital stock;

         o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of Commerce Bancorp's debt securities (including other junior subordinated debentures) that rank equally with or junior in interest to the junior subordinated convertible debentures; or

         o make any guarantee payments with respect to any guarantee by Commerce Bancorp of the debt securities of any of Commerce Bancorp's subsidiaries (including other guarantees) if the guarantee ranks equally with or junior in interest to the junior subordinated convertible debentures.

         Notwithstanding the foregoing, the following is permitted:

         o a payment of dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of its common stock;

         o a declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

         o   a payment under the guarantee;

         o a reclassification of Commerce Bancorp's capital stock or the exchange or conversion of one class or series of Commerce Bancorp's capital stock for another class or series of Commerce Bancorp's capital stock;

         o the purchase of fractional interests in shares of Commerce Bancorp's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

         o the purchase of Commerce Bancorp common stock related to the issuance of Commerce Bancorp common stock or rights under any of Commerce Bancorp's benefit plans for Commerce Bancorp's directors, officers or employees or any of Commerce Bancorp's dividend reinvestment plans.

Conversion of Junior Subordinated Convertible Debentures

         The junior subordinated convertible debentures are convertible into Commerce Bancorp common stock at the option of the holders thereof at any time on or after the occurrence of the events described under "Description of Trust Preferred Securities -- Conversion Rights -- Events Triggering Conversion Rights" and prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of repayment of the junior subordinated convertible debentures, whether at stated maturity or upon redemption, at the conversion ratio as adjusted as described under "Description of Trust Preferred Securities -- Conversion Rights." The trust cannot convert junior subordinated convertible debentures held by it except pursuant to a notice of conversion delivered to the conversion agent by a holder of trust preferred securities in the manner described under "Description of Trust Preferred Securities -- Conversion Rights." Upon surrender of a trust preferred security to the conversion agent for conversion, the trust will distribute $50 principal amount of the junior subordinated convertible debentures per trust preferred security to the conversion agent on behalf of the holder electing to convert the trust preferred securities. The conversion agent will then convert the junior subordinated convertible debentures into shares of Commerce Bancorp common stock on behalf of such holder. The conversion agent's delivery to the holders of the junior subordinated convertible debentures of the shares of Commerce Bancorp common stock into which the junior subordinated convertible debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy Commerce Bancorp's obligation to pay the principal amount of the junior subordinated convertible debentures so converted and any accrued and unpaid interest thereupon attributable to the period from the last date to which interest has been paid.

         If any junior subordinated convertible debentures are converted after a record date for an interest payment and on or before the related interest payment date, the interest payment with respect to such junior subordinated convertible debentures will be paid on the related interest payment date to the trust (which will distribute an equivalent amount to the holder of such trust preferred securities on the related record date) or other holder of junior subordinated convertible debentures, as the case may be. Except in the case of junior subordinated convertible debentures called for redemption on a redemption date between a record date and a related payment date (and except as set forth in the following paragraph), the holder of the junior subordinated convertible debentures must deliver an amount equal to the interest payable on the related interest payment date prior to receiving the shares of Commerce Bancorp common stock.

         If any junior subordinated convertible debentures are delivered for conversion during a deferral period by a holder after receiving a notice of redemption from the property trustee, Commerce Bancorp will be required to pay to the trust or other holder of the debentures so converted all accrued and unpaid interest, if any, on such junior subordinated convertible debentures through the date of conversion and such amount may be retained by the holders of the junior subordinated convertible debentures so converted. This amount will then be simultaneously distributed to the holders of the trust preferred securities delivered for conversion. Except as provided above, neither the trust nor Commerce Bancorp will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid interest, whether or not in arrears, on the junior subordinated convertible debentures surrendered for conversion.

Distribution and Liquidation

         As described in "Description of Trust Preferred Securities -- Termination of Commerce Capital Trust II and Distribution of Junior Subordinated Convertible Debentures," under certain circumstances and with the Federal Reserve Board's approval, if required, junior subordinated convertible debentures may be distributed to the holders of the trust preferred securities and common securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, Commerce Bancorp will use its reasonable best efforts to list the junior subordinated convertible debentures on the market or exchange on which the trust preferred securities are then listed, if any. There can be no assurance as to the market price of any junior subordinated convertible debentures that may be distributed to the holders of trust preferred securities.

Form, Registration and Transfer

         Commerce Bancorp anticipates that, until the liquidation, if any, of the trust, each junior subordinated debenture will be held by the property trustee in trust for the benefit of the holders of the trust preferred securities and common securities. If the junior subordinated convertible debentures are distributed to the holders of the trust preferred securities, the junior subordinated convertible debentures may be represented by one or more global certificates registered in the name of Cede & Co., as the nominee of DTC. The depository arrangements for such junior subordinated convertible debentures are expected to be substantially similar to those in effect for the trust preferred securities. For a description of DTC and depository arrangements, see "Book Entry -- Issuance."

Payment and Paying Agents

         Payment of principal of and interest on the junior subordinated convertible debentures will be made at the office of the debenture trustee or at the office of such paying agent or paying agents as Commerce Bancorp may designate from time to time. However, Commerce Bancorp has the option to make payment of any interest, except in the case of junior subordinated convertible debentures in global form:

         o by check mailed to the address of the person or entity entitled to the interest payment as such address shall appear in the register for the junior subordinated convertible debentures; or

         o by transfer to an account maintained by the person or entity entitled to the interest payment as specified in the register, provided that proper transfer instructions have been received by the relevant record date.

         Payment of any interest on any junior subordinated debenture will be made to the person or entity in whose name the junior subordinated debenture is registered at 5:00 p.m., New York City time, on the record date for the interest payment date, except in the case of defaulted interest. Interest payable on the maturity date of the junior subordinated debenture will be paid to the person to whom principal is paid.

         Commerce Bancorp may at any time designate additional paying agents or rescind the designation of any paying agent; however, Commerce Bancorp will always be required to maintain a paying agent in New York, New York.

         Any moneys deposited with the debenture trustee or any paying agent, or then held by Commerce Bancorp, in trust for the payment of the principal of or interest on any junior subordinated debenture and remaining unclaimed for two years after such principal or interest has become due and payable shall, at Commerce Bancorp's request, be repaid to Commerce Bancorp and the holder of the junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to Commerce Bancorp for payment.

Modification of Indenture

         From time to time and at any time, Commerce Bancorp, together with the debenture trustee, may, without the consent of the holders of junior subordinated convertible debentures, amend the indenture for specified purposes, including, among other things, adding to Commerce Bancorp's covenants, curing ambiguities, defects or inconsistencies or ensuring that the trust will not be required to register as an investment company under the Investment Company Act of 1940, provided that any amendment to the indenture does not materially adversely affect the interests of the holders of junior subordinated convertible debentures. Commerce Bancorp, together with the debenture trustee, may amend the indenture, regardless of the effect on the interest of the holders of the junior subordinated convertible debentures, for specific purposes including, among other things, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act.

         The indenture permits Commerce Bancorp and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of the junior subordinated convertible debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated convertible debentures. However, without the consent of each junior subordinated debenture holder affected, no amendment may:

         o change the stated maturity date, or reduce the principal amount of, or any installment of principal of or interest on the junior subordinated convertible debentures;

         o   reduce the rate or extend the time of payment of interest;

         o   change any of the redemption provisions;

         o make the principal of, or interest payment on, the junior subordinated convertible debentures payable in any coin or currency other than that provided in the junior subordinated convertible debentures;

         o change any obligation of Commerce Bancorp to maintain an office or agency in the places and for the purposes required by the indenture or change the place of payment where the junior subordinated convertible debentures or any premium or interest payment thereon is payable;

         o impair or affect the right of any holder of junior subordinated convertible debentures to institute suit for the payment thereof;

         o reduce the percentage of the principal amount of the junior subordinated convertible debentures required to consent to modify or amend the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

         o make any change adverse to a holder with respect to the subordination provisions; or

         o   modify any of the foregoing provisions;

provided, further, that no such modification or amendment referred to in this paragraph shall be effective until the holders of not less than a majority of the aggregate liquidation amount of the trust preferred securities and common securities of the trust shall have consented to such modification or amendment; provided, further, that where a consent under the indenture would require the consent of the holders of more than a majority of the principal amount of the junior subordinated convertible debentures, such modification or amendment shall not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the trust preferred securities and common securities of the trust shall have consented to such modification or amendment.

Debenture Events of Default

         A "debenture event of default" with respect to the junior subordinated convertible debentures will occur upon:

         o Commerce Bancorp's failure for 30 days to pay any interest, including compounded interest and additional sums, if any, on the junior subordinated convertible debentures when due, whether or not such payment is prohibited by the subordination provisions of the indenture, or any other debentures similar to the junior subordinated convertible debentures; provided, however, that a valid deferral of the interest payment period does not constitute a default in the payment of interest;

         o Commerce Bancorp's failure to pay any principal on the junior subordinated convertible debentures when due, whether at maturity, upon redemption, or otherwise whether or not such payment is prohibited by the subordination provisions of the indenture, or any other debentures similar to the junior subordinated convertible debentures;

         o Commerce Bancorp's breach of a covenant contained in the indenture for 90 days after written notice to Commerce Bancorp from the debenture trustee or to Commerce Bancorp and the debenture trustee from the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated convertible debentures;

         o certain events related to Commerce Bancorp's bankruptcy, insolvency or reorganization; or

         o the voluntary or involuntary dissolution, winding-up, or termination of the trust, except in connection with (i) the distribution of junior subordinated convertible debentures to the holders of trust preferred securities and common securities of the trust in liquidation of the trust upon Commerce Bancorp's receipt of all required regulatory approvals, (ii) the redemption or conversion of all outstanding trust preferred securities and common securities of the trust and (iii) mergers, consolidations or amalgamations in accordance with the terms and conditions set forth under "Description of Trust Preferred Securities -- Mergers, Consolidations, Conversions, Amalgamations or Replacements of Commerce Capital Trust II," each as permitted by the trust agreement.

         The holders of a majority in aggregate outstanding principal amount of the junior subordinated convertible debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated convertible debentures may declare the principal due and payable immediately upon a debenture event of default and, should the debenture trustee or such holders fail to make such a declaration, the holders of at least 25% in the aggregate liquidation amount of the trust preferred securities will have such right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated convertible debentures may annul this declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated convertible debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of such junior subordinated convertible debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the trust preferred securities shall have such right.

         Prior to any declaration accelerating the maturity of the junior subordinated convertible debentures, the holders of a majority in aggregate outstanding principal amount of the junior subordinated convertible debentures affected may, on behalf of the holders of all of the junior subordinated convertible debentures, waive any past default, except:

         o a default in the payment of principal or interest (including compounded interest and additional sums, if any); or

         o a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

         Such waiver shall not be effective until the holders of a majority in aggregate stated liquidation amount of trust preferred securities and common securities of the trust shall have consented to such waiver; provided, further, that where a consent under the indenture would require the consent of the holders of more than a majority principal amount of the junior subordinated convertible debentures, such waiver shall not be effective until the holders of at least the same portion in aggregate stated liquidation amount of the trust preferred securities and common securities of the trust shall have consented to such waiver.

         The indenture requires that Commerce Bancorp file with the debenture trustee a certificate annually as to the absence of defaults specified under the indenture.

         The indenture provides that the debenture trustee may withhold notice of a debenture event of default from the holders of junior subordinated convertible debentures if the debenture trustee considers it in the interest of the holders to do so.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

         If a debenture event of default exists that is attributable to Commerce Bancorp's failure to pay the principal of, or interest payment on, the junior subordinated convertible debentures on the due date (or in connection with a redemption, failure to pay the redemption price on the redemption date), a holder of trust preferred securities may institute a direct action against Commerce Bancorp to compel it to make such payment. Commerce Bancorp may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities. Notwithstanding any payments that Commerce Bancorp makes to a holder of trust preferred securities in connection with a direct action, Commerce Bancorp shall remain obligated to pay the principal of and interest on the junior subordinated convertible debentures, and Commerce Bancorp shall be subrogated to the rights of the holder of the trust preferred securities with respect to payments on the trust preferred securities to the extent that Commerce Bancorp makes any payments to a holder in any direct action.

         The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those described in the above paragraph, available to the holders of the junior subordinated convertible debentures, unless an event of default exists under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

         The indenture provides that Commerce Bancorp may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties to any person, and no person may consolidate with or merge into Commerce Bancorp or convey, transfer or lease all or substantially all of its properties to Commerce Bancorp, unless:

         o in case Commerce Bancorp consolidates with or merges into another person or conveys or transfers all or substantially all of its properties to any person, the successor is organized under the laws of any State of the United States or the District of Columbia and, if Commerce Bancorp is not the surviving corporation, the successor expressly assumes Commerce Bancorp's obligations under the indenture with respect to the junior subordinated convertible debentures and the ultimate parent entity of the successor expressly assumes Commerce Bancorp's obligations under the guarantee to the extent the trust preferred securities are then outstanding;

         o immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, exists; and

         o   other conditions as prescribed in the indenture are met.

         The general provisions of the indenture do not afford holders of the junior subordinated convertible debentures protection in the event of a highly leveraged or other transaction that Commerce Bancorp may become involved in that may adversely affect holders of the junior subordinated convertible debentures.

Covenants

         Commerce Bancorp has agreed, pursuant to the indenture, for so long as the junior subordinated convertible debentures remain outstanding:

         o to maintain, directly or indirectly, 100% ownership of the common securities of the trust to which the junior subordinated convertible debentures have been issued (provided that certain successors which are permitted pursuant to the indenture may succeed to Commerce Bancorp's ownership of the common securities);

         o to use its commercially reasonable efforts to cause the trust to remain a statutory business trust;

         o not to voluntarily terminate, wind-up or liquidate the trust, except in connection with:

             (i) a distribution of the junior subordinated convertible debentures to the holders of the trust preferred securities in liquidation of the trust;

             (ii) the redemption of all of the trust preferred securities and common securities issued by the trust;

             (iii) in connection with mergers, consolidations or amalgamations;

             each as permitted by the trust agreement;

         o to use its reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes; and

         o to use its reasonable efforts to ensure that the trust will not be an "investment company" for purposes of the Investment Company Act of 1940.

         For additional covenants relating to payment of expenses of the trust, see "Description of Trust Preferred Securities -- Payment of Expenses."

Defeasance

         The obligations of Commerce Bancorp with respect to the payment of the principal and interest on the junior subordinated convertible debentures will terminate if Commerce Bancorp irrevocably deposits or causes to be deposited with the debenture trustee, under the terms of an escrow trust agreement satisfactory to the debenture trustee, as a trust fund specifically pledged as security for, and dedicated solely to, the benefit of the holders of the junior subordinated convertible debentures:

         o   money,

         o U.S. government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money at such time or times as payments are due and payable on the junior subordinated convertible debentures, or

         o a combination of the foregoing, sufficient to pay and discharge each installment of principal, premium, if any, and interest on the junior subordinated convertible debentures.

         The discharge of the junior subordinated convertible debentures is subject to certain other conditions, including, without limitation:

         o no debenture event of default or event (including such deposit) which with notice or lapse of time would become a debenture event of default shall have occurred and be continuing on the date of such deposit,

         o such deposit and the related intended consequence will not result in any default or event of default under any material indenture, agreement or other instrument binding upon Commerce Bancorp or its subsidiaries or any of their properties, and

         o Commerce Bancorp shall have delivered to the debenture trustee an opinion of independent tax counsel or a private letter ruling by the IRS satisfactory to the debenture trustee to the effect that holders of the junior subordinated convertible debentures will not recognize income, gain or loss for United States federal income tax purposes if Commerce Bancorp makes such deposit.

Satisfaction and Discharge

         The indenture provides that when, among other things,

         o all junior subordinated convertible debentures not previously delivered to the debenture trustee for cancellation have become due and payable or will become due and payable at maturity within one year or are to be called for redemption within one year; and

         o Commerce Bancorp deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated convertible debentures not previously delivered to the debenture trustee for cancellation, for the principal and interest (including compounded interest and additional sums, if any) to the date of the deposit or to the maturity date, as the case may be, then the indenture will cease to be of further effect (except as to Commerce Bancorp's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel), and Commerce Bancorp will be deemed to have satisfied and discharged the indenture.

Subordination

         The junior subordinated convertible debentures are subordinated and junior in right of payment to all of Commerce Bancorp's senior indebtedness, as defined below, to the extent provided in the indenture. Upon any payment or distribution of its assets to creditors upon its liquidation, dissolution, winding up, reorganization, assignment for the benefit of its creditors, marshaling of its assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving Commerce Bancorp, all senior indebtedness must be paid in full before the holders of the junior subordinated convertible debentures will be entitled to receive or retain any payment in respect thereof.

         If the maturity of the junior subordinated convertible debentures is accelerated, the holders of all senior indebtedness outstanding at such time will first be entitled to receive payment in full of all amounts due them, including any amounts due upon acceleration, in respect of such senior indebtedness before the holders of any junior subordinated convertible debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, or otherwise on the junior subordinated convertible debentures.

         No payments on account of principal or interest, if any, or otherwise in respect of any junior subordinated convertible debentures may be made if there is a default in any payment with respect to senior indebtedness, or an event of default exists with respect to any senior indebtedness that accelerates the maturity of the senior indebtedness, or if any judicial proceeding shall be pending with respect to such default.

         The term "indebtedness" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

         o   every obligation of the person for money borrowed;

         o every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of properties, assets or businesses;

         o every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

         o every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

         o   every capital lease obligation of the person;

         o all obligations of the person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

         o every obligation of the type referred to in the first six points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         Indebtedness ranking on a parity with the junior subordinated convertible debentures means:

         o indebtedness, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date that the indenture is executed, to the extent such indebtedness by its terms ranks equal to and not prior or senior to the junior subordinated convertible debentures in the right of payment upon the happening of Commerce Bancorp's dissolution, winding-up, liquidation or reorganization;

         o all other debt securities, and guarantees in respect of the debt securities, issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us, that is Commerce Bancorp's financing vehicle, in connection with the issuance by such vehicle of equity securities or other securities guaranteed by Commerce Bancorp pursuant to an instrument that ranks equally in right of payment to the guarantee.

provided, however, that the securing of any indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated convertible debentures shall not be deemed to prevent such indebtedness from constituting indebtedness ranking on a parity with the junior subordinated convertible debentures.

         Indebtedness ranking junior to the junior subordinated convertible debentures means any indebtedness, whether outstanding on the date the indenture was executed or created, assumed or incurred after the date the indenture was executed, to the extent such indebtedness by its terms ranks junior to and not equal with or prior to the junior subordinated convertible debentures (and any other indebtedness ranking on a parity with the junior subordinated convertible debentures) in right of payment upon the happening of Commerce Bancorp's dissolution or winding-up or liquidation or reorganization. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated convertible debentures shall not be deemed to prevent such indebtedness from constituting indebtedness ranking junior to the junior subordinated convertible debentures.

         Senior indebtedness means the principal of (and premium, if any) and interest, if any, on all indebtedness, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, except indebtedness ranking on a parity with the junior subordinated convertible debentures or indebtedness ranking junior to the junior subordinated convertible debentures. Senior indebtedness also includes any deferrals, renewals or extensions of the senior indebtedness.

         Various laws and regulations applicable to Commerce Bancorp and its bank subsidiaries impose restrictions and requirements in many areas, including capital requirements, the maintenance of reserves, establishment of new offices, the making of loans and investments, consumer protection, and entry into new types of business. There are various legal limitations, including Sections 23A and 23B of the Federal Reserve Act, which govern the extent to which a bank subsidiary may finance or otherwise supply funds to its holding company or its holding company's non-bank subsidiaries. Under federal law, no bank subsidiary may, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, its parent or the non-bank subsidiaries of its parent (other than direct subsidiaries of such bank which are not financial subsidiaries) or take their securities as collateral for loans to any borrower. Commerce Bancorp's bank subsidiaries are also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

         Because Commerce Bancorp is a bank holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the trust preferred securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the bank subsidiaries), except to the extent Commerce Bancorp may be recognized as a creditor of that subsidiary. At December 31, 2001, Commerce Bancorp's subsidiaries had total liabilities, including deposits, of $10.6 billion. Accordingly, the junior subordinated convertible debentures are effectively subordinated to all existing and future liabilities of Commerce Bancorp's subsidiaries (including the bank's deposit liabilities) and all liabilities of any of Commerce Bancorp's future subsidiaries. At December 31, 2001, Commerce Bancorp had senior indebtedness of approximately $55.1 million. The indenture does not limit Commerce Bancorp or Commerce Bancorp's subsidiaries from incurring or issuing other secured or unsecured debt, including senior indebtedness.

Governing Law

         The indenture and the junior subordinated convertible debentures are governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

         The Bank of New York is currently acting as debenture trustee and registrar for registration and transfer of junior subordinated convertible debentures issued under the indenture. The debenture trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Commerce Bancorp or its affiliates, and may otherwise deal with Commerce Bancorp or its affiliates, as if it were not the debenture trustee.

         The debenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the debenture trustee is not obligated to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated convertible debentures, unless offered indemnity reasonably satisfactory to the debenture trustee by the holder against the costs, expenses and liabilities that might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties under the indenture.

                            DESCRIPTION OF GUARANTEE

         We have summarized below the material terms of the guarantee. This summary is not a complete description of all of the terms and provisions of the guarantee. For more information, we refer you to the form of guarantee and the Trust Indenture Act. The guarantee has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

         The guarantee agreement was executed and delivered by Commerce Bancorp concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee agreement is qualified as an indenture under the Trust Indenture Act.

         Commerce Bancorp irrevocably agreed to pay in full on a subordinated basis, to the extent set forth in this prospectus, the following payments with respect to the trust preferred securities to the extent not paid by the trust and to the extent that the trust has funds available at that time for those distributions:

         o any accumulated and unpaid distributions required to be paid on the trust preferred securities;

         o the redemption price with respect to the trust preferred securities called for redemption;

         o upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of the junior subordinated convertible debentures to holders of the trust preferred securities or the redemption or conversion of all trust preferred securities), the lesser of:

             (i) the liquidation amount and all accumulated and unpaid distributions on the trust preferred securities; and

             (ii) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities after satisfying the liabilities owed to the trust's creditors as required by applicable law.

         The guarantee ranks subordinate and junior to all of Commerce Bancorp's senior indebtedness and ranks on parity with guarantees with respect to preferred beneficial interests issued by other trusts Commerce Bancorp has created or may create. Commerce Bancorp's obligation to make a guarantee payment may be satisfied by Commerce Bancorp's direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay these amounts to the holders of the trust preferred securities.

         The guarantee is an irrevocable guarantee on a subordinated basis of the trust's obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make these payments. If Commerce Bancorp does not make payments on the junior subordinated convertible debentures held by the trust, then the trust will not be able to make the related payments to you on the trust preferred securities and will not have funds available.

         The guarantee does not limit Commerce Bancorp from incurring or issuing other secured or unsecured debt, including senior indebtedness. The holders of at least a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of Commerce Bancorp's guarantee or to direct the exercise of any trust power conferred upon the guarantee trustee under Commerce Bancorp's guarantee, except the guarantee trustee may refuse to follow any direction it believes is unjustly prejudicial to other holders not taking part in the direction, is unlawful or would subject the guarantee trustee to personal liability. Any holder of the trust preferred securities may institute a legal proceeding directly against Commerce Bancorp to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         The guarantee constitutes a guarantee of payment and not of collection. If Commerce Bancorp defaults on its obligation to pay amounts payable under the junior subordinated convertible debentures, the trust will lack funds for the payment of distributions or amounts payable on redemption of the trust preferred securities or otherwise, and the holders of the trust preferred securities will not be able to rely upon the guarantee for payment of such amounts. Instead, if a debenture event of default exists that is attributable to Commerce Bancorp's failure to pay principal of or an interest payment on the junior subordinated convertible debentures on a payment date, then any holder of trust preferred securities may institute a direct action against Commerce Bancorp pursuant to the terms of the indenture for enforcement of payment to that holder of the principal of or interest on such junior subordinated convertible debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of that holder. In connection with a direct action, Commerce Bancorp will have a right of set-off under the indenture to the extent that Commerce Bancorp made any payment to the holder of trust preferred securities in the direct action. Except as described in this prospectus, holders of trust preferred securities are not able to exercise directly any other remedy available to the holders of the junior subordinated convertible debentures or assert directly any other rights in respect of the junior subordinated convertible debentures. The trust agreement provides that each holder of trust preferred securities by accepting the trust preferred securities agrees to the provisions of the guarantee and the indenture.

         Commerce Bancorp has, through the guarantee, the trust agreement, the junior subordinated convertible debentures and the indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the trust's obligations under the trust preferred securities. No single document standing alone, or operating in conjunction with fewer than all of the other documents, constitutes that guarantee. Only the combined operation of these documents provides a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

Status of the Guarantee

         The guarantee constitutes an unsecured obligation and ranks subordinate and junior to all of Commerce Bancorp's senior indebtedness in the same manner as the junior subordinated convertible debentures. In addition, because Commerce Bancorp is a holding company, Commerce Bancorp's right to participate in any distribution of the assets of its subsidiaries, upon their liquidation or reorganization or otherwise is subject to the prior claims of their creditors (including their depositors), except to the extent Commerce Bancorp may be recognized as their creditor. Accordingly, Commerce Bancorp's obligations under the guarantee effectively are subordinated to all existing and future liabilities of Commerce Bancorp's present and future subsidiaries (including depositors of its bank subsidiaries).

         The guarantee ranks equal to all of Commerce Bancorp's other guarantees with respect to preferred beneficial interests issued by other trusts Commerce Bancorp may create. The guarantee of the trust preferred securities does not limit the amount of secured or unsecured debt, including senior indebtedness, that Commerce Bancorp or any of its subsidiaries may incur. Commerce Bancorp expects from time to time that it will incur additional indebtedness and that its subsidiaries will also incur additional liabilities.

Events of Default

         There will be an event of default under the guarantee if Commerce Bancorp fails to perform any of its payment or other obligations under the guarantee. However, other than with respect to a default in payment of any guarantee payment, Commerce Bancorp must have received notice of default and not have cured the default within 60 days after receipt of the notice. Commerce Bancorp, as guarantor, is required to file annually with the guarantee trustee a certificate regarding Commerce Bancorp's compliance with the applicable conditions and covenants under the guarantee.

Amendments and Assignments

         Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no approval will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee agreement shall bind Commerce Bancorp's successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantee

         The guarantee will terminate and be of no further force and effect upon:

         o full payment of the redemption price (including all accrued and unpaid interest and other amounts) of all outstanding trust preferred securities;

         o full payment of the liquidation amount (including all accrued and unpaid interest and other amounts) payable upon liquidation of the trust;

         o distribution of junior subordinated convertible debentures to the holders of the trust preferred securities; or

         o the distribution of Commerce Bancorp common stock upon conversion of all outstanding trust preferred securities.

         The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Information Concerning the Guarantee Trustee

         The Bank of New York is currently serving as the guarantee trustee and, except if Commerce Bancorp defaults under the guarantee, has undertaken to perform only such duties as are specifically set forth in the guarantee. In case a default with respect to the guarantee has occurred, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is not obligated to exercise any of the powers vested in it by the applicable guarantee at the request of any holder of the trust preferred securities unless it is offered indemnity reasonably satisfactory to the guarantee trustee against the costs, expenses and liabilities that it might incur.

Governing Law

         The guarantee is governed by and construed in accordance with the laws of the State of New York.

                DESCRIPTION OF THE REGISTRATION RIGHTS AGREEMENT

         In connection with the private placement of the trust preferred securities, Commerce Bancorp and the trust entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the trust preferred securities (including the guarantee thereof), junior subordinated convertible debentures (collectively, the "registration securities") and shares of Commerce Bancorp common stock issuable upon conversion of the trust preferred securities.

         The following description sets forth certain terms of the registration rights agreement. The following description of certain terms of the registration rights agreement does not purport to be complete. For more information, we refer you to the registration rights agreement which has been filed as an exhibit to the registration statement of which this prospectus is a part.

         Pursuant to the registration rights agreement, Commerce Bancorp and the trust agreed to, at Commerce Bancorp's expense:

         o file with the SEC the registration statement of which this prospectus is a part covering (i) resales by holders of all registration securities, (ii) the issuance of Commerce Bancorp common stock upon the conversion of trust preferred securities resold pursuant to such registration statement and (iii) the resale of the Commerce Bancorp common stock issuable upon conversion of trust preferred securities by the holder thereof;

         o use their reasonable best efforts to keep the registration statement effective until the earliest of:

             o with respect to (i) the registration securities, two years after the last date of original issuance of any of those securities and (ii) the Commerce Bancorp common stock issuable upon conversion of the trust preferred securities, two years following the first date as of which none of the trust preferred securities remain outstanding;

             o the expiration of the holding period applicable to such securities held by non-affiliates of Commerce Bancorp under Rule 144(k) of the Securities Act of 1933, or any successor provision; and

             o the date when all of the registration securities and Commerce Bancorp common stock issuable upon conversion of trust preferred securities held by holders that complete and deliver in a timely manner the selling securityholder notice and questionnaire described below are registered under the registration statement and disposed of in accordance with the registration statement.

         Commerce Bancorp will:

         o provide to each holder for whom the registration statement was filed copies of this prospectus; and

         o take certain other actions as are required to permit unrestricted resales of the registration securities.

         Each holder who sells securities pursuant to the registration statement generally will be:

         o required to be named as a selling securityholder in this prospectus or a prospectus supplement;

         o required to deliver this prospectus and related prospectus supplements, if any, to purchasers;

         o subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

         o bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

         Commerce Bancorp may suspend the holders' use of this prospectus or any prospectus supplement for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

         o this prospectus or any prospectus supplement would, in Commerce Bancorp's judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

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
         o Commerce Bancorp reasonably determines that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

         However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede Commerce Bancorp's ability to consummate such transaction, Commerce Bancorp may extend the suspension period from 45 days to 75 days. Each holder, by its acceptance of a registration security or share of Commerce Bancorp common stock issuable upon conversion of a trust preferred security, agrees to hold any communication by Commerce Bancorp in response to a notice of a proposed sale in confidence.

         Upon the initial sale of any registration securities pursuant to a registration statement, each selling securityholder will be required to deliver a notice of such sale to the administrative trustees and Commerce Bancorp. The notice will, among other things:

         o certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

         o certify that the selling securityholder and the aggregate amount of registration securities owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

         The registration rights agreement provides that if at any time after the registration statement is declared effective, the registration statement ceases to be effective or fails to be usable and

         o Commerce Bancorp and the trust do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act,

         o if applicable, Commerce Bancorp and the trust do not terminate the suspension period, described in the preceding paragraph, by the 45th or 75th day, as the case may be, or

         o suspension periods exceed an aggregate of 45 days (or 75 days, as applicable) in any 90-day period or 90 days in any 360-day period (each, a "registration default"),

additional interest as liquidated damages will accrue on the registration securities (or Commerce Bancorp common stock, as applicable), from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid quarterly in arrears, with the first quarterly payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

         o an additional 0.25% of the applicable amount (as defined below) to and including the 90th day following such registration default; and

         o an additional 0.50% of the applicable amount from and after the 91st day following such registration default.

         In no event will liquidated damages accrue at a rate per year exceeding 0.50%. A holder will not be entitled to liquidated damages unless it has provided all information requested by the questionnaire prior to the deadline. "Applicable amount" means, (i) with respect to each trust preferred security (including guarantee) and junior subordinated convertible debenture, the principal amount of the related junior subordinated convertible debenture and
(ii) with respect to shares of Commerce Bancorp common stock received upon conversion of a trust preferred security, the principal amount of the related junior subordinated convertible debentures from which such shares were converted.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
        THE JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

         Commerce Bancorp has irrevocably guaranteed payments of distributions and other amounts due on the trust preferred securities to the extent the trust has funds available to pay such amounts as and to the extent set forth under "Description of Guarantee." Taken together, Commerce Bancorp's obligations under the junior subordinated convertible debentures, the indenture, the trust agreement and the guarantee provide a full, irrevocable and unconditional guarantee, on a subordinated basis, of the trust's payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

         If and to the extent that Commerce Bancorp does not make the required payments on the junior subordinated convertible debentures, the trust will not have sufficient funds to make its related payments, including distributions on the trust preferred securities. Commerce Bancorp's guarantee will not cover any payments when the trust does not have sufficient funds available to make those payments. Your remedy, as a holder of trust preferred securities, is to institute a direct action against Commerce Bancorp. Commerce Bancorp's obligations under the guarantee are subordinate and junior in right of payment to all of Commerce Bancorp's senior indebtedness.

Sufficiency of Payments

         As long as Commerce Bancorp pays the interest and other payments when due on the junior subordinated convertible debentures, the trust will have sufficient funds to cover distributions and other payments due on the trust preferred securities, primarily because:

         o the aggregate principal amount or redemption price of the junior subordinated convertible debentures equals the aggregate liquidation amount of the trust preferred securities and the common securities;

         o the interest rate and interest payment dates and other payment dates on the junior subordinated convertible debentures will match the distribution rate and distribution dates and other payment dates for the trust preferred securities and the common securities;

         o as sponsor, Commerce Bancorp will pay for all and any costs, expenses and liabilities of the trust, except for its obligations to holders of trust preferred securities and the common securities; and

         o the trust agreement also provides that the trust is not authorized to engage in any activity that is not consistent with its limited purposes.

         If Commerce Bancorp makes a payment under the guarantee, Commerce Bancorp's obligations under the indenture will be reduced by the amount of that payment.

Enforcement Rights of Holders of Trust Preferred Securities

         If an event of default under the trust agreement occurs, the holders of trust preferred securities would rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated convertible debentures against Commerce Bancorp. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated convertible debentures. The indenture provides that the debenture trustee shall give holders of junior subordinated convertible debentures notice of all defaults or events of default within 90 days after occurrence.

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
         If the property trustee fails to enforce its rights under the junior subordinated convertible debentures in respect of a debenture event of default after a holder of trust preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against Commerce Bancorp to enforce the property trustee's rights under the junior subordinated convertible debentures. In addition, if Commerce Bancorp fails to pay interest or principal on the junior subordinated convertible debentures, a holder of trust preferred securities may institute a proceeding directly against Commerce Bancorp for enforcement of payment to that holder of the principal of or interest on junior subordinated convertible debentures having a principal amount equal to the total liquidation amount of that holder's trust preferred securities (which we refer to as a "direct action"). In connection with such a direct action, Commerce Bancorp will have the right to set off under the indenture to the extent Commerce Bancorp made any payment to the holder in the direct action. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated convertible debentures.

         Any holder of trust preferred securities may institute a legal proceeding directly against Commerce Bancorp to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

Limited Purpose of Commerce Capital Trust II

         The trust preferred securities represent undivided beneficial interests in the trust, and the trust exists for the sole purpose of issuing and selling the trust preferred securities and the common securities and using the proceeds from such issuances to buy Commerce Bancorp's junior subordinated convertible debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of trust preferred securities and a holder of junior subordinated convertible debentures is that a holder of junior subordinated convertible debentures is entitled to receive from Commerce Bancorp the principal amount of and interest accrued on such debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or from Commerce Bancorp under the guarantee if and to the extent the trust has funds available to it for the payment of such distributions).

Rights Upon Dissolution

         Unless the junior subordinated convertible debentures are distributed to holders of the trust preferred securities, if the trust is voluntarily or involuntarily dissolved, wound-up or liquidated, after satisfying the liabilities owed to the trust's creditors as required by applicable law, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash.

         Upon Commerce Bancorp's voluntarily or involuntarily liquidation or bankruptcy, the property trustee, as holder of the junior subordinated convertible debentures, would be one of Commerce Bancorp's subordinated creditors, subordinated in right of payment to all of Commerce Bancorp's senior indebtedness, but entitled to receive payment in full of principal and interest, before any of Commerce Bancorp's shareholders receive payments or distributions. Because Commerce Bancorp is the guarantor under the guarantee and agreed to pay all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of its trust preferred securities), the positions of a holder of trust preferred securities and a holder of junior subordinated convertible debentures relative to other creditors and to Commerce Bancorp's shareholders in the event of Commerce Bancorp's liquidation or bankruptcy are expected to be substantially the same.

                               BOOK-ENTRY ISSUANCE

General

         The trust preferred securities were originally issued to (i) qualified institutional buyers (as defined in Rule 144A under the Securities Act) and (ii) a limited number of accredited investors, as defined in Rule 501(a) under the Securities Act. The trust preferred securities sold to qualified institutional buyers initially were represented by one or more securities in registered, global form. The trust preferred securities sold to accredited investors were not represented by one or more securities in registered, global form or any other book-entry form but, rather, were issued in registered, certificated form. Trust preferred securities in global

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

form and in certificated form which are sold pursuant to this prospectus will be represented by one or more securities in registered, global form (collectively, the "Global Securities").

         DTC will act as securities depository for the Global Securities and may act as securities depository for the junior subordinated convertible debentures in the event of the distribution of the junior subordinated convertible debentures to the holders of the Global Securities. Except as described below, the Global Securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Securities may not be exchanged for securities in certificated form except in the limited circumstances described below. See "-- Successor Depositories and Termination of Book-Entry System" and "-- Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities." In addition, transfer of beneficial interests in the Global Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

         DTC has advised us that DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

         Purchases of Global Securities within the DTC system must be made by or through direct participants, which will receive a credit for the Global Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased Global Securities. Transfers of ownership interests in the Global Securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in Global Securities, except if use of the book-entry-only system for the Global Securities is discontinued or as set forth below. See "--Exchange of Certificated Trust Preferred Securities for Book-Entry Trust Preferred Securities." The laws of some States require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons will be limited to that extent. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and certain others, the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the trust preferred securities, see "-- Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities" below.

         Except as described below, owners of interests in the Global Securities will not have trust preferred securities registered in their name, will not receive physical delivery of trust preferred securities in certificated form and will not be considered the registered owners or holders thereof for any purpose.

         DTC will have no knowledge of the actual beneficial owners of the Global Securities. DTC's records reflect only the identity of the direct participants to whose accounts the Global Securities are credited, which

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

may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the Global Securities. If less than all of the Global Securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

         Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Global Securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Global Securities are credited on the record date.

Distribution of Funds

         The property trustee will make distribution payments on the Global Securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or Commerce Bancorp, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositories and Termination of Book-Entry System

         DTC may discontinue providing its services with respect to any of the Global Securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depository is obtained, definitive certificates representing the Global Securities are required to be printed and delivered to holders of the Global Securities. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default under the trust agreement, the holders of a majority in liquidation amount of the Global Securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the Global Securities will be printed and delivered to holders of the Global Securities.

Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities

         Trust preferred securities in registered certificated form will be issued in exchange for the Global Securities if:

         o DTC is at any time unwilling or unable to continue as a depository for the trust preferred securities or if at any time DTC ceases to be a "clearing agency" registered under the Exchange Act and a successor depository is not appointed by the trust within 90 days,

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
         o a default or an event of default under the trust agreement has occurred and is continuing, or

         o the trust at its sole discretion elects to cause the issuance of trust preferred securities in certificated form.

                  DESCRIPTION OF COMMERCE BANCORP CAPITAL STOCK

         The following statements are summaries of certain provisions of Commerce Bancorp's certificate of incorporation and are qualified in their entirety by reference to the complete text of Commerce Bancorp's certificate of incorporation.

Authorized Capital

         The authorized capital stock of Commerce Bancorp consists of 150,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value.

         Under Commerce Bancorp's certificate of incorporation, the Commerce Bancorp board of directors is authorized, without further shareholder action, to provide for the issuance of the preferred stock in one or more series, with such designations, number of shares, relative rights, preferences and limitations as shall be set forth in resolutions providing for the issuance thereof adopted by the Commerce Bancorp board of directors.

Commerce Bancorp Common Stock

         As of April 30, 2002, there were 66,492,836 shares of Commerce Bancorp common stock outstanding held by approximately 24,000 shareholders of record.

         The rights, preferences and privileges of holders of Commerce Bancorp common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Commerce Bancorp may designate and issue in the future.

         Voting Rights. Holders of Commerce Bancorp common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

         Dividends. Holders of Commerce Bancorp common stock are entitled to receive ratably dividends, if any, as may be declared by the Commerce Bancorp board of directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock.

         Liquidation. Upon the liquidation, dissolution or winding up of Commerce Bancorp, the holders of Commerce Bancorp common stock are entitled to receive ratably the net assets of Commerce Bancorp available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

         Preemptive Rights. Holders of Commerce Bancorp common stock have no preemptive, subscription, redemption or conversion rights.

         Transfer Agent and Registrar. The transfer agent and registrar for the Commerce Bancorp's common stock is Mellon Investor Services, LLC.

Commerce Bancorp Preferred Stock

         Commerce Bancorp may issue preferred stock, from time to time, with such preferences, voting rights and conversion rights as Commerce Bancorp's board of directors, without further approval by the shareholders, may determine by duly adopted resolution.

         The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Commerce Bancorp. As of December 31, 2001, there were no shares of Commerce Bancorp preferred stock issued and outstanding. Commerce Bancorp has no present plans to issue any shares of preferred stock.

"Anti-Takeover" Provisions and Management Implications

         Commerce Bancorp's Certificate of Incorporation

         Commerce Bancorp's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding capital stock of Commerce Bancorp entitled to vote on the following transactions in order to permit the consummation of any of the following transactions:

         o any merger or consolidation of Commerce Bancorp with or into any other corporation; or

         o any sale, lease, exchange or other disposition of all or substantially all of the assets of Commerce Bancorp to or with any other corporation, person or other entity.

The 80% voting requirement would not, however, apply to any transaction approved by Commerce Bancorp's board of directors prior to the consummation of the transaction.

         Commerce Bancorp's certificate of incorporation also provides for the issuance of up to 10,000,000 shares of preferred stock, the rights, preferences and limitations of which may be determined by the board of directors of Commerce Bancorp. Issuance of Commerce Bancorp preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to secure a majority of Commerce Bancorp's outstanding voting stock. The authority of Commerce Bancorp's board of directors to issue Commerce Bancorp preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable Commerce Bancorp's board of directors to prevent a change of control despite a shift in ownership of Commerce Bancorp common stock. In addition, Commerce Bancorp's board of directors' authority to issue additional shares of Commerce Bancorp common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

         The provisions in Commerce Bancorp's certificate of incorporation relating to the 80% voting requirements and issuance of Commerce Bancorp preferred stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of deterring existing shareholders from making management changes.

         These provisions may enhance the possibility that a potential bidder for control of Commerce Bancorp will be required to act through arms-length negotiation with respect to such major transactions, such as a merger, consolidation or purchase of substantially all of the assets of Commerce Bancorp. These provisions may also have the effect of discouraging tender offers or other stock acquisitions, giving management of Commerce Bancorp the power to reject certain transactions which might be desired by the owners of a majority of Commerce Bancorp's voting securities. These provisions could also be deemed to benefit incumbent management to the extent they deter such offers by persons who would wish to make changes in management or exercise control over management. Commerce Bancorp's board of directors does not presently know of a third party that plans to make an offer to acquire Commerce Bancorp through a tender offer, merger or purchase of substantially all the assets of Commerce Bancorp.

         Banking Regulations

         The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice:

         o   disapproving the proposed acquisition, or

         o extending for up to another 30 days the period during which a disapproval may be issued or unless the acquisition is subject to Federal Reserve Board approval under the Bank Holding Company Act of 1956, referred to as the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Commerce Bancorp, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

         In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent, five percent in the case of an acquiror that is a bank holding company, or more of the outstanding shares of Commerce Bancorp common stock, or otherwise obtaining "control" over Commerce Bancorp. Under the BHCA, "control" generally means:

         o the ownership, control or power to vote 25 percent or more of any class of voting securities of the banking holding company,

         o the ability to elect a majority of the bank holding company's directors, or

         o the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.

         New Jersey Corporate Law

         The New Jersey Business Corporation Act, referred to as the NJBCA, restricts the transactions in which a publicly held corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey, referred to as a resident domestic corporation, can engage. For example, the NJBCA provides that no resident domestic corporation may engage in a "business combination," as defined in the NJBCA, with an "interested shareholder" of the corporation for a period of five years following the interested shareholder's stock acquisition, unless the business combination is approved by the board of directors of the corporation prior to the "interested shareholder's" stock acquisition. An interested shareholder is a beneficial owner of ten percent or more of the voting power of a corporation.

         In addition, the NJBCA provides that no resident domestic corporation may engage, at any time, in any business combination with any interested shareholders of the corporation other than:

         o a business combination approved by the board of directors of the corporation prior to the "interested shareholder's" stock acquisition;

         o a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested shareholder at a meeting called for such purpose; or

         o a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by that interested shareholder.

         Commerce Bancorp cannot opt-out of the foregoing provisions of the NJBCA.

         The NJBCA allows the directors of a New Jersey corporation to look at various factors in considering a proposal or offer to acquire the corporation. Specifically, the NJBCA provides that a director of a New Jersey corporation in evaluating a proposal or offer to acquire the corporation may consider any of the following:

         o the effects of the action on the corporation's employees, suppliers, creditors and customers;

         o the effects of the action on the community in which the corporation operates; and

         o the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any obstacles to, or refrain from impeding, such proposal or offer.

         The existence of the foregoing provisions could:

         o result in Commerce Bancorp being less attractive to a potential acquiror; and

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

         o result in Commerce Bancorp's shareholders receiving less for their shares of Commerce Bancorp common stock than otherwise might be available in the event of a takeover attempt.

Payment of Dividends

         It is the present intention of Commerce Bancorp's board of directors to pay quarterly cash dividends on Commerce Bancorp's common stock. However, the declaration and payment of future dividends will be subject to determination and declaration by the board of directors, which will consider the following:

         o   the earnings;

         o   the financial condition;

         o   the regulatory requirements; and

         o   the capital needs of, Commerce Bancorp.

         Subject to the preferences, limitations and relative rights as may be fixed for any series of Commerce Bancorp preferred stock that may be issued, holders of Commerce Bancorp common stock are entitled to receive dividends, when, as and if declared by the board of directors out of legally available funds.

         Commerce Bancorp is a legal entity separate and distinct from its banking and other subsidiaries. Under the NJBCA, a corporation may pay dividends or purchase, redeem or otherwise acquire its own shares unless, after paying dividends or acquiring its own stock:

         o the corporation would be unable to pay its debts as they become due in the usual course of its business; or

         o its assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of shareholders whose preferential rights are superior to those receiving the distribution.

         Cash available for dividend distribution to the holders of Commerce Bancorp's common stock and preferred stock must initially come primarily from dividends paid to Commerce Bancorp by Commerce Bank, N.A., Commerce Bank/Delaware, Commerce Bank/Pennsylvania, Commerce Bank/North and Commerce Bank/Shore. Accordingly, restrictions on Commerce Bank, N.A.'s, Commerce Bank/Delaware's, Commerce Bank/Pennsylvania's, Commerce Bank/North's and Commerce Bank/Shore's cash dividend payments directly affect the payment of cash dividends by Commerce Bancorp.

         Commerce Bank, N.A., Commerce Bank/Delaware, Commerce Bank/Pennsylvania and Commerce Bank/Shore, as national banks, are subject to certain limitations on the amount of cash dividends that they can pay, without the prior approval of the Office of the Comptroller of the Currency, referred to as the OCC. The prior approval of the OCC is required if the total of all cash dividends declared by a national bank in any calendar year will exceed the sum of the bank's net profits, as defined by statute, for that year combined with the retained net profits for the preceding two calendar years, less any required transfers to surplus.

         Commerce Bank/North, as a New Jersey State Bank, is also subject to certain limitations on the amount of cash dividends that it can pay. No dividends may be paid by Commerce Bank/North unless, following the payment of the dividend, the capital stock of Commerce Bank/North is unimpaired and either:

         o Commerce Bank/North will have a surplus of not less than 50% of its capital stock; or

         o the payment of the dividend will not reduce the surplus of Commerce Bank/North.

         In addition, the OCC and the Federal Deposit Insurance Corporation have authority to prohibit banks from engaging in what in their opinion constitutes an unsafe or unsound practice in conducting their businesses. The payment of cash dividends could, depending upon the financial condition of the bank involved, be considered an unsafe or unsound practice.

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

                      UNITED STATES FEDERAL INCOME TAXATION

         The following summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the trust preferred securities and any Commerce Bancorp common stock received pursuant to the conversion feature of the trust preferred securities is based on the views of Blank Rome Comisky & McCauley LLP, tax counsel to Commerce Bancorp and the trust. It does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to purchase the trust preferred securities by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary is based on (1) the Internal Revenue Code of 1986, as amended (the "Code"), (2) income tax regulations issued under the Code and (3) associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus. These income tax laws and regulations, however, may change at any time, and any change could be retroactive to the issuance date of the trust preferred securities.

         These income tax laws and regulations are also subject to various interpretations, and the Internal Revenue Service (the "IRS") or the courts could later disagree with what Commerce Bancorp explains in this summary. The IRS has not formally ruled (and Commerce Bancorp does not intend to seek a ruling) on the tax consequences material to the purchase, ownership and disposition of the trust preferred securities. Accordingly, the IRS could challenge the opinions expressed in this prospectus concerning such consequences, and a court could agree with the IRS.

         Except where this summary states otherwise, the summary deals only with trust preferred securities held as a capital asset (as defined in section 1221 of the Code) by a holder who (a) purchases the trust preferred securities at their original offering price when the trust originally issues them, and (b) is a U.S. Holder (as defined below).

         This summary does not address any of the tax consequences to holders that are not U.S. Holders or to holders that may be subject to special tax treatment such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, tax-exempt investors or persons that will hold the trust preferred securities as a position in a "straddle," as part of a "hedge," or as part of a "conversion transaction" or other integrated investment, or persons having a functional currency other than the U.S. dollar. Further, this summary does not address:

         o the United States federal income tax consequences to shareholders in, or partners, members or beneficiaries of, a holder of the trust preferred securities;

         o the United States federal alternative minimum tax consequences material to the purchase, ownership or disposition of the trust preferred securities; or

         o any state, local or foreign tax consequences material to the purchase, ownership or disposition of the trust preferred securities.

         A "U.S. Holder" is a trust preferred securities holder who or which is:

         o   a citizen or resident of the United States;

         o a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

         o an estate, the income of which is includible in its gross income for federal income tax purposes without regard to its source, or trust if:

             (i) a court within the United States is able to exercise primary supervision over the administration of the trust and

             (ii) one or more United States trustees have the authority to control all substantial decisions of the trust or;

         o a person whose worldwide income or gain is subject to United States federal income taxation on a net income basis.

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

         Prospective investors are advised to consult with their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the trust preferred securities as well as the ownership of Commerce Bancorp common stock, including the tax consequences under state, local, foreign, and other tax laws and possible effects of changes in such tax laws.

Classification of the Trust

         In connection with the issuance of the trust preferred securities, Blank Rome Comisky & McCauley LLP rendered an opinion that, under then current law and assuming full compliance with the terms of the declaration and the indenture (and certain other documents) and based on certain facts and assumptions contained in the opinion, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, the trust will not be subject to federal income tax, and each holder generally will be treated as owning an undivided beneficial interest in the junior subordinated convertible debentures. Each holder of a trust preferred security will be required to include in its gross income and in accordance with its own method of accounting any interest (or accrued original issue discount), with respect to its allocable share of the junior subordinated convertible debentures.

Classification of the Junior Subordinated Convertible Debentures

         The junior subordinated convertible debentures are intended to be, and in the opinion of Blank Rome Comisky & McCauley LLP, the junior subordinated convertible debentures will be classified for federal income tax purposes as the indebtedness of Commerce Bancorp. Commerce Bancorp, the trust and the holders of the trust preferred securities (by acceptance of a beneficial interest in the trust preferred securities) will agree to treat the junior subordinated convertible debentures as Commerce Bancorp indebtedness for all federal income tax purposes. Commerce Bancorp cannot be sure that this position will not be challenged by the IRS or, if challenged, that the challenge will not be successful. The remainder of this discussion assumes that the junior subordinated convertible debentures will be classified as Commerce Bancorp indebtedness for federal income tax purposes.

Interest Income and Original Issue Discount

         Under the indenture, Commerce Bancorp has the right to defer the payment of interest on the junior subordinated convertible debentures at any time or from time to time for one or more deferral periods not exceeding 20 consecutive quarterly periods each, provided that no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity of the junior subordinated convertible debentures (or the date on which they are redeemed). Under applicable Treasury regulations, debt instruments such as the junior subordinated convertible debentures which are issued at face value will not be considered issued with original issue discount, even if the issuer can defer payment of the interest, if the likelihood of deferral is "remote." Commerce Bancorp does not presently intend to exercise its right to deferral, and therefore believes the likelihood of deferral is "remote." Accordingly, Commerce Bancorp intends to take the position that the junior subordinated convertible debentures will not be considered to be issued with original issue discount and, accordingly, stated interest on the junior subordinated convertible debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting.

         The regulations have not yet been addressed in any rulings or other interpretations by the IRS, and the IRS could take the position that the likelihood of deferral of interest payments is not remote. If the IRS were to assert successfully that the stated interest on the junior subordinated convertible debentures was original issue discount regardless of whether Commerce Bancorp exercises its right to defer payments of interest on such debentures or, Commerce Bancorp exercises its right to defer payments of interest on the junior subordinated convertible debentures, the junior subordinated convertible debentures will be treated as "reissued" with original issue discount at such time, and a holder would thereafter be required to include the original issue discount on the junior subordinated convertible debenture in ordinary income on a daily economic accrual basis, regardless of the holder's method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the original issue discount economic accrual rules, a holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the junior subordinated convertible debentures, and actual cash payments of interest on the debentures would not be reported separately as taxable income.

         Because income on the trust preferred securities will constitute interest or original issue discount, corporate holders of the trust preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the trust preferred securities.

         Holders of the trust preferred securities other than initial holders of the trust preferred securities may be considered to have acquired their undivided interests in the junior subordinated convertible debentures with "market discount" or "acquisition premium" (as each phrase is defined for United States federal income tax purposes). Such holders are urged to consult with their own tax advisors concerning the tax consequences of purchasing, owning and selling the trust preferred securities.

Receipt of Junior Subordinated Convertible Debentures or Cash Upon Liquidation of the Trust

         As described under "Description of Trust Preferred Securities -- Liquidation of Commerce Capital Trust II and Distribution of Junior Subordinated Convertible Debentures" in this prospectus, the junior subordinated convertible debentures held by the trust may be distributed to holders in exchange for their trust preferred securities if the trust is liquidated before the maturity of the junior subordinated convertible debentures, as long as Commerce Bancorp first receives the approval of the Federal Reserve Board to do so, if that approval is then required under the Federal Reserve Board's capital rules.

         Under current law, the liquidation of the trust and the distribution of the junior subordinated convertible debentures to trust preferred securities holders, for federal income tax purposes, would be treated as a nontaxable event to each holder, and the aggregate tax basis in the junior subordinated convertible debentures received by such holder would be equal to the holder's aggregate tax basis in its trust preferred securities surrendered. A holder's holding period in the junior subordinated convertible debentures received in liquidation of the trust would be the same as the holding period that the holder had in the trust preferred securities surrendered.

         If, however, the trust is treated as an association taxable as a corporation or a "Tax Event" occurs and we distribute the junior subordinated convertible debentures to a holder, the distribution would likely constitute a taxable event to such holder. In that event, a holder would recognize gain or loss equal to the difference between the holder's adjusted tax basis in its trust preferred securities and the fair market value of the junior subordinated convertible debentures distributed. The holder's holding period for the junior subordinated convertible debentures would begin on the date of the distribution of the junior subordinated convertible debentures.

         A Tax Event means the receipt by the trust of an opinion of counsel, rendered by an independent law firm experienced in such matters, to the effect that, as a result of (a) any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or proposed change, pronouncement or decision is announced on or after the date on which the trust preferred securities were initially issued and sold, there is more than an insubstantial risk that (i) the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to interest received or accrued on the junior subordinated convertible debentures, (ii) interest payable by Commerce Bancorp on the junior subordinated convertible debentures is not, or within 90 days of the date of such opinion will not be, deductible by Commerce Bancorp, in whole or in part, for federal income tax purposes, or (iii) the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         As described in "Description of Junior Subordinated Convertible Debentures -- Redemption," upon certain events the junior subordinated convertible debentures may be redeemed in cash, and the proceeds of that redemption would be distributed to holders in redemption of their trust preferred securities. Under current law, that redemption would constitute, for federal income tax purposes, a taxable disposition of the redeemed

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

trust preferred securities, the tax consequences of which are described below under "Sales or Redemptions of Trust Preferred Securities."

Sales or Redemption of Trust Preferred Securities

         On a sale or redemption of trust preferred securities for cash, a holder will recognize gain or loss equal to the difference between the amount realized on the sale or redemption (other than amounts representing accrued and unpaid interest) of the trust preferred securities and the adjusted tax basis in the trust preferred securities. If the rules regarding original issue discount do not apply, a holder's adjusted tax basis in a trust preferred security generally will be its initial purchase price, and if the holder uses an accrual method of accounting, the holder's tax basis will be increased by any accrued but unpaid interest. If the rules regarding original issue discount apply, a holder's adjusted tax basis in a trust preferred security generally will be its initial purchase price increased by any original issue discount previously included in the holder's gross income to the date of disposition and decreased by any payments received with respect to original issue discount on the trust preferred security. Gain or loss recognized on a sale or redemption of a trust preferred security generally will be capital gain or loss. Capital gain recognized by an individual in respect of a trust preferred security held for more than one year from the date of the sale or redemption will be long-term capital gain that is subject to a maximum federal income tax rate of 20%.

Conversion of Trust Preferred Securities

         A holder of trust preferred securities generally will not recognize income, gain or loss upon the conversion of its trust preferred securities into Commerce Bancorp common stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Commerce Bancorp common stock equal to the amount of cash received less the holder's tax basis in such fractional share. A holder's tax basis in the Commerce Bancorp common stock received upon the exchange and conversion should generally be equal to the holder's tax basis in the trust preferred securities delivered to the conversion agent for exchange, less the basis allocated to any fractional share for which cash is received. A holder's holding period in the Commerce Bancorp common stock received upon exchange and conversion will generally begin on the date that the holder acquired the trust preferred securities delivered to the conversion agent for exchange.

Adjustment of Conversion Ratio

         Treasury Regulations promulgated under Section 305 of the Code would treat holders of the trust preferred securities as having received a constructive distribution from Commerce Bancorp in the event that the conversion ratio of the trust preferred securities were adjusted if:

         o as a result of such adjustment, the proportionate interest (measured by the quantum of Commerce Bancorp common stock into or for which the trust preferred securities are convertible or exchangeable) of the holders of the trust preferred securities in the assets or earnings and profits of Commerce Bancorp were increased; and

         o the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula.

         An adjustment of the conversion ratio would not be considered made pursuant to a bona fide reasonable anti-dilution formula if the adjustment was made to compensate for certain taxable distributions with respect to the common stock of Commerce Bancorp. Thus, under certain circumstances, an increase in the conversion ratio for the holders may result in deemed dividend income to the holders to the extent of the increase to their proportionate share of the current and accumulated earnings and profits of Commerce Bancorp. Holders of the trust preferred securities would be required to include their allocable share of such deemed dividend in gross income but would not receive a related cash distribution.

Ownership of Commerce Bancorp Common Stock

         Distributions received by holders of Commerce Bancorp common stock in respect of such common stock will be treated as ordinary dividend income to such holders to the extent that such distributions are considered to be paid by Commerce Bancorp out of its current or accumulated earnings and profits, as determined under federal income tax principles. Holders of Commerce Bancorp common stock who are corporations may be entitled to a "dividends received deduction" with respect to such dividends.

         To the extent that any distributions exceed the current or accumulated earnings and profits of Commerce Bancorp, such distributions will be treated first, as a tax-free return of capital to a holder of Commerce Bancorp common stock to the extent of such holder's adjusted tax basis in the Commerce Bancorp common stock, and thereafter, as capital gain.

         Distribution of additional shares of Commerce Bancorp common stock, or rights to acquire additional shares of Commerce Bancorp common stock, that are received as part of a pro-rata distribution of such shares, or rights to acquire such shares, to all Commerce Bancorp shareholders generally should not be subject to federal income tax. The tax basis of such new shares or rights generally will be determined by allocating the holder's adjusted tax basis in the "old" shares of Commerce Bancorp common stock between such "old" shares and the new shares or rights received by such holder, based upon their relative fair market values on the date of distribution.

         A holder of Commerce Bancorp common stock generally will recognize gain or loss on a sale or other taxable distribution of Commerce Bancorp common stock equal to the difference between the amount realized by the holder on such sale or disposition and the holder's basis in such Commerce Bancorp common stock. The gain or loss generally will be capital gain or loss and generally will be considered long-term capital gain or loss if the holder held the Commerce Bancorp common stock for more than one year immediately prior to such sale or disposition.

Additional Amounts

         If we fail to meet our obligations under the registration rights agreement, as described under "Description of the Registration Rights Agreement," additional amounts will accrue on the registration securities (or Commerce Bancorp common stock, as applicable) in the manner described therein. Commerce Bancorp intends to meets its obligations under the Registration Rights Agreement and therefore believes that the likelihood of paying any additional amounts is remote. Accordingly, any additional amounts payable to holders if there were a registration default should be includible in gross income by a holder at the time the payment is paid or accrued, in accordance with the holder's regular method of tax accounting. Holders should note, however, that the IRS could take a different position, in which case the timing, amount and character of a holder's income inclusions with respect to a registration security (or Commerce Bancorp common stock) may be different.

Backup Withholding Tax and Information Reporting

         The amount of interest, including the amount of original issue discount if any, accrued on trust preferred securities held of record by U.S. persons (other than corporations and other exempt holders) will be reported to the IRS. "Backup" withholding will apply to payments of interest to non-exempt U.S. Persons unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. The backup withholding rate is 30%.

         Payment of the proceeds from the disposition of the trust preferred securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

         Any amount withheld from a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax liability, provided the required information is furnished to the IRS.

         It is anticipated that income on the trust preferred securities will be reported to holders on Form 1099-INT or, if Commerce Bancorp exercises its option to defer any payments of interest, Form 1099-OID (or any successor forms) and mailed to holders of the trust preferred securities by January 31 following each calendar year.

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

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF A TRUST PREFERRED SECURITY, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

General

         The following is a summary of certain considerations associated with the purchase of the trust preferred securities by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a plan described in Section 4975 of the Code, including an individual retirement arrangement under Section 408 of the Code and a "Keogh" plan, a plan (such as a governmental, church or non-U.S. plan) subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"), and any entity of which the underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

         ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Generally, a person who exercises discretionary authority or control with respect to the assets of an ERISA Plan will be considered a fiduciary of the ERISA Plan.

         In evaluating the purchase of trust preferred securities with assets of a Plan, a fiduciary should consider, among other matters:

         o whether the acquisition and holding of trust preferred securities is in accordance with the documents and instruments governing such Plan;

         o whether the acquisition and holding of trust preferred securities is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the applicable requirements of ERISA, the Code or any Similar Laws including, in particular, any diversification, prudence and liquidity requirements;

         o   whether the assets of the trust are treated as assets of the Plan;
             and

         o   the need to value the assets of the Plan annually.

         Any insurance company proposing to invest assets of its general account in the trust preferred securities should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Plan Assets Regulation

         Under a Department of Labor regulation (29 C.F.R. Sec. 2510.3-101, the "Plan Assets Regulation") governing what constitutes the assets of a Plan for purposes of ERISA and the related prohibited transaction provisions of the Code, when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the Plan Assets Regulation. For purposes of the Plan Assets Regulation, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the value of each class of such entity's equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test, "benefit plan investors" include all employee benefit plans, whether or not subject to ERISA or the Code, including Keogh plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underlying assets are deemed to include "plan assets" under the

Plan Assets Regulation (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under the Plan Assets Regulation). The DOL has stated that, in its view, for purposes of determining whether equity participation in an entity by benefit plan investors is "significant" within the meaning of the significant participation test contained within the Plan Assets Regulation, only the proportion of an insurance company general account's equity investment in the entity that represents plan assets should be taken into account and, therefore, the proportion of that investment that represents plan assets would equal the proportion of the insurance company general account as a whole that constitutes plan assets (59 FR 43134, 43136).

         For purposes of the Plan Assets Regulation, a "publicly offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act of 1934. A class of securities is "widely held" if, as a class of securities, it is owned by 100 or more investors which are independent of the issuer and of one another. A class of securities will not fail to be widely held solely because, subsequent to the initial offering, the number of independent investors falls below 100 as a result of events beyond the control of the issuer.

         It is not anticipated that (i) the trust preferred securities will constitute "publicly offered securities" for purposes of the Plan Assets Regulation, (ii) the trust will be an investment company registered under the Investment Company Act of 1940 or (iii) the trust will qualify as a operating company within the meaning of the Plan Assets Regulation. In addition, investment in, and transfers of, the trust preferred securities will not be restricted or monitored with respect to the 25% test. Accordingly, it is possible that investment in the trust preferred securities by benefit plan investors will be "significant" for purposes of the Plan Assets Regulation.

         If the assets of the trust were deemed to be plan assets under ERISA, this could result, among other things, in:

         o the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the trust;

         o the possibility that certain transactions in which the trust might seek to engage could result in a non-exempt "prohibited transaction" under ERISA and/or the Code; and

         o the possibility that an investment by an ERISA Plan in the trust preferred securities would, in effect, be considered for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code, to be an investment in the corresponding junior subordinated convertible debentures and an ongoing loan to Commerce Bancorp.

Prohibited Transactions

         Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons" within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

         Whether or not the trust's underlying assets were deemed to include plan assets as described above, the acquisition and/or holding of the trust preferred securities by an ERISA Plan with respect to which the trust, Commerce Bancorp (the obligor with respect to the junior subordinated convertible debentures held by the trust), the initial purchasers in the private placement of the trust preferred securities, the property trustee or their affiliates may be a party in interest or a disqualified person, may give rise to a prohibited transaction. Consequently, before investing in the trust preferred securities, any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the trust preferred securities, or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction.

         The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code which may be available to an ERISA Plan investing in the trust preferred securities include the following:

         o Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

         o PTCE 91-38, regarding investments by bank collective investment funds;

         o PTCE 84-14, regarding transactions effected by qualified professional asset managers;

         o PTCE 96-23, regarding transactions effected by in-house asset managers; and

         o PTCE 95-60, regarding investments by insurance company general accounts.

         Governmental plans, non-U.S. plans and certain church plans while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code may nevertheless be subject to Similar Laws which may affect their investment in the trust preferred securities. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the trust preferred securities should consult with its counsel before purchasing trust preferred securities to consider the applicable fiduciary standards and to determine the need for, and the availability, if necessary, of any exemptive relief under such Similar Laws.

         Because of the foregoing, the trust preferred securities should not be purchased or held by any person investing Plan Assets of any Plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation under any applicable Similar Laws.

         Accordingly, by its acquisition of trust preferred securities, each purchaser and subsequent transferee of the trust preferred securities shall be deemed to be making a representation to the trust and Commerce Bancorp either that: (i) it is not a Plan and no part of the assets to be used by it to acquire and/or hold such trust preferred securities or any interest therein directly or indirectly constitutes plan assets of any Plan or (ii) such acquisition and holding will not result in a prohibited transaction under Title I of ERISA or
Section 4975 of the Code (or a violation under Similar Laws) for which there is no applicable statutory or administrative exemption.

         In the case of trust preferred securities delivered in certificated form, the purchaser and subsequent transferees will be required to make such representation, in writing, to the trustee of the trust and Commerce Bancorp.

         The discussion of ERISA and the Code in this prospectus is general in nature and is not intended to be all inclusive. Any person considering an investment in the trust preferred securities on behalf of a Plan should consult with its legal advisors regarding the consequences of such investment and consider whether the Plan can make the representations noted above.

         Further, the sale of investments to Plans is in no respect a representation by the trust, Commerce Bancorp, the property trustee or any other person associated with the sale of the trust preferred securities that such securities meet all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or that such securities are otherwise appropriate for Plans generally or any particular Plan.

                             SELLING SECURITYHOLDERS

         The selling securityholders named below may from time to time offer and sell pursuant to this prospectus any or all of the trust preferred securities (including, for purposes of this prospectus, the related junior subordinated convertible debentures and guarantee) and Commerce Bancorp common stock issuable upon conversion of the trust preferred securities.

         The following table sets forth, as of May 9, 2002, the name of each selling securityholder, the number of trust preferred securities (including, for purposes of this prospectus, the related guarantee) beneficially owned by each selling securityholder and the number of trust preferred securities that may be offered for such selling securityholder's account pursuant to this prospectus. Such information has been obtained from the selling securityholders. Each selling securityholder may also sell up to all of the Commerce Bancorp common stock issuable to such holder upon conversion of the trust preferred securities, or if the trust is dissolved, up to all of the junior subordinated convertible debentures issued to such securityholder upon such dissolution with respect to such holder's trust preferred securities.

                                                                                  Number of Trust Preferred
                                                                                        Securities
     Selling Securityholder                                                          Owned and Offered
     -----------------------------------------------------------------------    ----------------------------
     Akela Capital Master Fund, Ltd.                                                      20,000
     Arkansas PERS                                                                        15,050
     Bancroft Convertible Fund, Inc.                                                      20,000
     Bay County PERS                                                                       1,900
     Jack R Bershad IRA(1)                                                                 2,000
     Jack R and Helen Bershad(2)                                                           1,000
     B.G.I. Global Investors                                                                 600
     Boilermakers Blacksmith Pension Trust                                                19,000
     Joseph E. Buckelew(3)                                                                10,000
     Calamos Convertible Fund - Calamos Investment Trust                                 141,700
     Calamos Convertible Growth and Income Fund - Calamos Investment Trust                85,750
     Calamos Convertible Portfolio - Calamos Advisors Trust                                3,550
     Chrysler Corporation Master Retirement Trust                                         99,500
     Cincinnati Bell Inc. Pension Plan Trust                                                 900
     Cincinnati Insurance Company                                                        100,000
     City of Birmingham Retirement & Relief System                                        10,000
     Context Convertible Arbitrage Fund, LP                                                9,000
     CSFB Convertible & Quantative Strategies Ltd.                                        15,000
     Commerce Bank F/B/O John J. and Alyce Cunningham(4)                                   2,000
     Delaware PERS                                                                        21,500
     Delta Air Lines Master Trust                                                         25,900
     Delta Pilots D & S Trust                                                             12,800
     Allen M. Demby Rollover IRA                                                           4,000
     Deutsche Bank Securities Inc.                                                        15,715
     Commerce Bank F/B/O Dennis DiFlorio(5)                                                2,000
     Duke Endowment                                                                        3,800
     Ellsworth Convertible Growth and Income Fund, Inc.                                   20,000
     Fidelity Financial Trust: Fidelity Convertible Securities Fund(6)                    10,000
     First Union Securities Inc.                                                          59,500
     Forest Alternative Strategies II                                                        200
     Forest Fulcrum Fund L.L.P.                                                            2,600
     Forest Global Convertible Fund Series A-5                                             9,600
     F.R. Convt. Sec. Fn.                                                                  2,250
     Genesee County Employees' Retirement System                                           5,250
     Golden Rule Insurance Company                                                         6,000
     Grace Brothers Management L.L.C.                                                     20,000
     Granville Capital Corporation                                                        30,000
     Rose Guida                                                                           50,000

                                                                                  Number of Trust Preferred
                                                                                        Securities
     Selling Securityholder                                                          Owned and Offered
     -----------------------------------------------------------------------    ----------------------------
     HealthNow New York, Inc.                                                              1,750
     The Hill Family Foundation c/o Commerce Bank N.A.(7)                                  4,000
     ICI American Holdings Trust                                                           7,800
     InterArch, Inc. Profit Sharing Plan(8)                                                4,000
     KBC Financial Products USA, Inc.                                                      1,000
     John J. Kussmaul(9)                                                                   2,000
     Robert and Lisa Lawrence(10)                                                          2,000
     LLT Limited                                                                             700
     Lyxor Master Fund                                                                     3,100
     Maryland State Retirement Fund                                                       54,000
     Microsoft Corporation                                                                33,000
     Morgan Stanley Dean Witter Convertible Securities Trust                              40,000
     Motion Picture Industry Health Plan - Active Member Fund                              6,000
     Motion Picture Industry Health Plan - Retiree Member Fund                             3,700
     Nicholas Applegate Investment Grade Convertible Fund                                    120
     NORCAL Mutual Insurance Company                                                       3,500
     The Northwestern Mutual Life Insurance Company (General Account)                    250,000
     The Northwestern Mutual Life Insurance Company (Group Annuity General Account)       10,000
     OCM Convertible Limited Partnership                                                   3,000
     OCM Convertible Trust                                                                55,400
     Partner Reinsurance Company of the U.S.                                              16,000
     Commerce Bank F/B/O Douglas J. and Terri A. Pauls(11)                                 2,000
     Prudential Insurance Co. of America                                                   1,300
     Qwest Occupational Health Trust                                                       3,800
     Daniel J. Ragone IRA Rollover(12)                                                     2,000
     Relay 11 Holdings                                                                       300
     South Dakota Retirement System                                                       50,000
     Commerce Bancorp, Inc. 401K 4/01/97 F/B/O Vincent Stafford(13)                        2,000
     State of Connecticut Combined Investment Funds                                       77,800
     State Employees' Retirement Fund of the State of Delaware                            37,400
     State of Oregon/Equity                                                               68,500
     Sylvan (IMA) Ltd.                                                                     1,500
     Syngenta AG                                                                           3,600
     John J. and Barbara C. Tarditi(14)                                                    4,000
     TCW Group, Inc.                                                                     254,400
     Tribeca Investments, L.L.C.                                                         130,000
     Vanguard Convertible Securities Fund, Inc.                                           90,700
     Frank C. and Edna S. Videon(15)                                                       6,000
     Frank C. Videon Inc. EPST(16)                                                         2,000
     Wachovia Bank National Association                                                  160,385
     Commerce Bancorp, Inc. 104K 4/01/97 F/B/O William Widerman(17)                        5,000
     Toni K. Zaro(18)                                                                      4,000
     Zeneca Holdings Trust                                                                 5,300
     Zurich Master Hedge                                                                   1,400

------------
(1) Mr. Bershad is a director of Commerce Bancorp, Commerce Bank/Pennsylvania, N.A. and Commerce Bank, N.A.
(2) See footnote 1.
(3) Mr. Buckelew is a director of Commerce Bancorp, Commerce Bank/Shore, N.A., Commerce Bank, N.A. and Commerce Bank/Pennsylvania, N.A., and is Vice Chairman of Commerce National Insurance Services, Inc. and President of Commerce Bank/Shore, N.A.
(4) Mr. Cunningham is Chief Marketing Officer of Commerce Bancorp.
(5) Mr. DiFlorio is Executive Vice President of Commerce Bancorp and Commerce Bank, N.A. and a director of Commerce Bank/North.

 (6) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of April 30, 2002.
 (7) Vernon W. Hill, II, a trustee of The Hill Family Foundation, is Chairman and President of Commerce Bancorp, Chairman and President of Commerce Bank, N.A., Chairman and President of Commerce Bank/Pennsylvania, N.A., Chairman of Commerce Bank/Shore, N.A., Chairman of Commerce Bank/North, and Chairman of Commerce Bank/Delaware, N.A.
 (8) InterArch, Inc. is a company owned by Mr. Hill's wife.
 (9) Mr. Kussmaul is an employee of Commerce Bank, N.A.
(10) Mr. Lawrence is an employee of Commerce Bank, N.A.
(11) Mr. Pauls is Chief Financial Officer and Senior Vice President of Commerce Bancorp.
(12) Mr. Ragone is a director of Commerce Bancorp, Commerce Bank, N.A. and Commerce Bank/Pennsylvania, N.A.
(13) Mr. Stafford is Executive Vice President of Commerce Capital Markets, Inc.
(14) Mr. Tarditi is Vice Chairman of Commerce National Insurance Services, Inc.
(15) Frank C. Videon is a director of Commerce Bancorp, Commerce Bank, N.A. and Commerce Bank/Pennsylvania, N.A.
(16) The Frank C. Videon, Inc. EPST is an employee profit sharing trust established by Frank C. Videon, Inc., of which Mr. Videon is President. See footnote 15.
(17) Mr. Widerman is Senior Vice President of Commerce Capital Markets, Inc.
(18) Mrs. Zaro's husband is a director of Commerce Bank/Shore, N.A.

         This prospectus also covers the possible resale of the securities by certain other currently unknown persons who may become owners of such securities as a result of their acquisition of securities. Each such transferee of a selling securityholder is hereby deemed to be a selling securityholder for purposes of making resales of securities using this prospectus. To the extent required by applicable law, information about any such transferees shall be set forth in an appropriate supplement to this prospectus.

         With the exception of the selling securityholders noted above, to our knowledge, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with Commerce Bancorp or the trust or any of their predecessors or affiliates. Because the selling securityholders may, pursuant to this prospectus, offer all or some portion of the trust preferred securities or shares of Commerce Bancorp common stock issuable upon conversion of the trust preferred securities, no estimate can be given as to the amount of those securities that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their trust preferred securities since the date on which they provided the information regarding their trust preferred securities included herein in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

         We are registering the trust preferred securities (including the related junior subordinated convertible debentures and guarantee) and the Commerce Bancorp common stock issuable upon conversion of the trust preferred securities on behalf of the selling securityholders. As used herein, the term "selling securityholders" includes transferees, pledgees, donees or other successors who are selling securities received from a selling securityholder named in the selling securityholder table of this prospectus after the date of this prospectus.

         The securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Such transactions may or may not involve brokers or dealers. The sale of the securities may be effected in transactions involving one or more of the following methods, without limitation:

         (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

         (e) privately negotiated transactions;

         (f) short sales;

         (g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

         (h) through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

         (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

         (j) any combination of any of these methods of sale.

         In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell the securities short and deliver securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

         The selling securityholders may effect such transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents for other brokers or dealers or principals. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. Neither Commerce Bancorp nor the trust will receive any of the proceeds from this offering.

         At the time a particular offering of the securities is made, a prospectus supplement or amendment, if required in addition to this prospectus, will be distributed, which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

         From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder's securities will otherwise remain unchanged.

         To comply with the securities laws of certain jurisdictions, if applicable, the securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section of 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         The selling securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of any of the securities by the selling securityholders. This may affect the marketability of those securities.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         Pursuant to the registration rights agreement, Commerce Bancorp shall bear all fees and expenses incurred in connection with the registration of the securities, except that selling securityholders will pay all broker's commissions and, in connection with any underwritten offering, all commissions of any broker-dealer or the fees of any underwriter(s). The registration rights agreement provides for cross-indemnification of the selling securityholders and Commerce Bancorp and their and Commerce Bancorp's respective controlling persons against specific liabilities.

         We cannot assure you that the selling securityholders will sell all or any portion of the securities offered hereby. We do no know of any arrangements by the selling securityholders for the sale of any of the securities. The selling securityholders will act independently of Commerce Bancorp in making decisions with respect to the timing, manner and size of each sale.


                                  LEGAL MATTERS

         Matters relating to the validity of the trust preferred securities, the junior subordinated convertible debentures, the guarantee and Commerce Bancorp common stock and matters relating to certain United States federal income tax considerations will be passed upon on behalf of Commerce Bancorp and the trust by Blank Rome Comisky & McCauley LLP, Philadelphia, PA, Cherry Hill, NJ and New York, NY. Jack R Bershad, a partner in Blank Rome Comisky & McCauley LLP is a director of Commerce Bancorp, Commerce Bank, N.A., Cherry Hill, New Jersey and Commerce Bank/Pennsylvania, N.A., Devon, Pennsylvania. Mr. Bershad and other partners of Blank Rome Comisky & McCauley LLP are shareholders of Commerce Bancorp.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of Commerce Bancorp as of December 31, 2001 and December 31, 2000 and for each of the years ended December 31, 2001, 2000 and 1999 incorporated in this prospectus by reference to Commerce Bancorp's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein.

                       WHERE YOU CAN FIND MORE INFORMATION

         Commerce Bancorp files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information Commerce Bancorp files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site as part of the EDGAR database (http://www.sec.gov).

         The SEC allows Commerce Bancorp to "incorporate by reference" the information it files with the SEC, which means Commerce Bancorp can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by Commerce Bancorp with the SEC updates and supersedes this prospectus.

         The following documents previously filed by Commerce Bancorp with the SEC under the Exchange Act are incorporated in this prospectus by this reference:

              SEC Filings                                 Period
----------------------------------------       -----------------------------
Annual Report on Form 10-K                     Year ended December 31,  2001

         In addition, all future filings by Commerce Bancorp with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is completed (other than current reports furnished under Item 9 of Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

         Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         You may request a copy of these documents at no cost, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address/telephone number:

                             Commerce Bancorp, Inc.
                                 Commerce Atrium
                               1701 Route 70 East
                           Cherry Hill, NJ 08034-5400
                           Attn: C. Edward Jordan, Jr.
                            Executive Vice President

                            Telephone: (856) 751-9000

         You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

         Commerce Bancorp and the trust have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If Commerce Bancorp and the trust have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

================================================================================


                                  $200,000,000

                           Commerce Capital Trust II

                  5.95% Convertible Trust Preferred Securities

                    (liquidation amount $50.00 per security)
                 guaranteed to the extent described herein by,
                   and convertible into the common stock of,



                            [Commerce Bancorp Logo]




                              -------------------
                                   PROSPECTUS
                              -------------------






                                  May 10, 2002



================================================================================